Exhibit 10.53

* = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Alliance, Technology Transfer, Research and License Agreement

The Dow Chemical Company – Symyx Technologies, Inc. – Symyx Discovery Tools, Inc.

This ALLIANCE, TECHNOLOGY TRANSFER, RESEARCH AND LICENSE AGREEMENT (the “Agreement”), effective as of January 1, 2005 (the “Effective Date”), is made by and between Symyx Technologies, Inc., a Delaware corporation having a principal place of business at 3100 Central Expressway, Santa Clara, California 95051 (“Symyx Tech”), Symyx Discovery Tools, Inc., a California corporation having a principal place of business at 3100 Central Expressway, Santa Clara, California 95051 (“Symyx Dtools”) (Symyx Tech and Symyx Dtools referred to collectively as “Symyx”) and The Dow Chemical Company, a Delaware corporation, having a principal place of business at 2030 Willard H. Dow Center, Midland, Michigan 48674 (“TDCC”).

BACKGROUND

A.	Symyx Tech owns and is developing novel, proprietary methods for the combinatorial preparation and screening of novel materials; and

B.	Symyx DTools is a wholly-owned subsidiary of Symyx Tech and sells and licenses equipment, instruments, workflows, and software for engaging in high throughput materials research;

C.	TDCC owns and is developing proprietary process technology related to manufacture of various products, which technology includes*;

D.	TDCC and Symyx Tech have previously entered into a Collaborative Research and License Agreement effective as of January 1, 1999, as amended by Amendment No. 1 to Collaborative Research and License Agreement effective as of January 1, 2002, Amendment No. 2 to Collaborative Research and License Agreement effective as of April 1, 2002, and Amendment No. 3 to Collaborative Research and License Agreement effective as of July 1, 2004 (collectively, as amended, the “CRLA”); and

E.	TDCC and Symyx desire to extend and expand the scope of the activities formerly conducted pursuant to the CRLA on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings set forth herein, it is agreed by and between the parties as follows:

Article 1

DEFINITIONS

1.1 “Affiliate” shall mean any entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement. For purposes of this Agreement, the direct or indirect ownership of *or more of the equity interest (or other equivalent controlling interest) of an

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entity, shall be deemed to constitute control, unless expressly excluded by mutual agreement of TDCC and Symyx Tech. Joint ventures in which a party owns no more than a *equity interest shall not be deemed an Affiliate without the consent of the other parties hereto.

1.2 “Agreement Compound” shall mean any Lead Compound or Derivative Compound.

1.3 “Alliance Managers” shall have the meaning set forth in Section 3.1.

1.4 “Annual Program Goals” shall have the meaning set forth in Section 3.5.

1.5 “Anticipated Program Goals” shall mean (1) transfer and implementation of Discovery Tools® Systems to TDCC, including*; (2) deployment, and utilization of Symyx Renaissance® Software across TDCC research and development as a standard automation, data handling, and informatics platform with approximately * TDCC researchers contemplated as users by the end of the Program Term, exclusive of users under Section 7.7; (3) execution of approximately * research programs within the Fields with the goal of (i) discovering commercially viable materials for use in such Fields, and (ii) developing high-throughput workflows, equipment or instruments prior to the purchase and transfer of a related Discovery Tools System (e.g.,*); and (4) provision of know-how transfer, training, and high-throughput intellectual property licenses to enable TDCC to conduct high throughput research and development.

1.6 “Combinatorial Chemistry Technology” shall mean Combinatorial Chemistry Patent Rights and Combinatorial Chemistry Know-How.

1.6.1	“Combinatorial Chemistry Patent Rights” shall mean (i) all patent applications (U.S. and other) claiming any inventions or discoveries related to Combinatorial Chemistry, (ii) all divisions, substitutions, continuations, continuation-in-part applications, patents of addition, and reissues, re-examinations and extensions of (i) above, and (iii) patents, utility models or similar grants of rights issuing from any of the preceding of (i) or (ii) above.

1.6.2	“Combinatorial Chemistry Know-How” shall mean inventions, information, data, or materials related to Combinatorial Chemistry, excluding any inventions claimed in the Combinatorial Chemistry Patent Rights.

1.6.3	“Combinatorial Chemistry” shall mean techniques, methodologies, processes, synthetic routes or instrumentation useful for the simultaneous, parallel or rapid serial: (i) synthesis, (ii) processing, (iii) analysis, or (iv) characterization of more than * compounds, compositions or mixtures in quantities of less than * for purposes of research and development experimentation (i.e., not production processes or the process control, the quality control or the monitoring of such operations.), but shall not refer to particular compositions of matter, materials, compounds or formulations (e.g.*, etc.) or processes to make or use such particular compositions of matter, materials, compounds or formulations.

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1.7 “Confidential Information” shall mean any information disclosed by one party (or by an Affiliate of a party on behalf of that party) to the other party or its representatives in connection with this Agreement which is in written, graphic, machine readable or other tangible form and is marked “Confidential” or “Proprietary” or in some other manner to indicate its confidential nature. Confidential Information may also include information that is disclosed orally or by observation, provided that such information is designated as confidential at the time of disclosure and confirmed in writing as confidential within thirty (30) days after such disclosure.

1.8 *

1.9 “Designated Compound” shall have the meaning set forth in Section 4.1.3.

1.10 “Designated Product” shall have the meaning set forth in Section 4.1.3.

1.11 “Derivative Compound” shall mean any compound or mixture or composition of matter that is derived by or under authority of TDCC or its Affiliates from a Library Compound. As used in this Agreement, a compound, mixture or composition of matter shall be deemed to have been “derived from” a Library Compound if it*. Derivative Compound shall also include a compound, mixture or composition of matter that is derived, as described *above, from another Derivative Compound. Notwithstanding the foregoing, a compound, mixture or composition of matter other than a Library Compound that is first identified * shall not be deemed a Derivative Compound. It is understood that compounds developed independently by TDCC or its Affiliates without the use of Library Compounds, Confidential Information of Symyx, or Program Technology, shall not be deemed to be a Derivative Compound.

1.12 “Developer’s Kit Software” shall mean machine readable, object code versions, provided pursuant to Article 5, of Symyx Developer’s Kit Software, and related documentation.

1.13 “Direct Modification” shall have the meaning set forth in Section 4.1.3.

1.14 “Discovery Tools System” shall mean a system of hardware and related software for conducting Combinatorial Chemistry, which system has been developed and is ready for commercialization by Symyx in the sense of meeting its specifications, having appropriate documentation and being deliverable to and operable by a Third Party, in each case consistent with Symyx’s usual business practices for commercialization of tools.

1.15 “Executive Committee” shall have the meaning set forth in Section 3.4.

1.16 “Field” shall have the meaning set forth in Exhibit A.

1.17 “FTE” shall mean a full-time employee or independent contractor utilized for the conduct of the Research Program or Software Deployment Plan or, in the case of less than full-time dedication, a full-time equivalent person-year, based on a total of*, of work on or directly related to the Research Program or in implementation of the Software Deployment Plan.

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1.18 “Independent TDCC Research” shall have the meaning set forth in Section 2.3.3.

1.19 “IntelliChem” shall mean IntelliChem, Inc., an Oregon corporation.

1.20 “IntelliChem Named User” means an individual that uses the IntelliChem Products, or any part of such IntelliChem Products, or any software authored by TDCC or its Affiliates incorporating any of such IntelliChem Products, or any part of such IntelliChem Products, including the indirect use of such IntelliChem Products, or any part of such IntelliChem Products. IntelliChem Named Users may be changed or replaced according to reasonable business practices, program or project changes, and/or changes in job function.

1.21 “IntelliChem Products” shall mean the machine readable, object code versions of*, and related documentation, and shall also include updates and upgrades to such products of the same scope as Software Updates and Software Upgrades as defined herein with respect to the Software.

1.22 “Joint Invention” shall have the meaning set forth in Section 10.1.

1.23 “Lead Compound” shall mean a Library Compound which meets the specific physical, chemical and/or catalytic properties established either in the Research Plan or by the Research Committee for identifying a Lead Compound. The procedure for identifying a Lead Compound is set forth on Exhibit C hereto. It is understood and agreed that any Library Compound that is transferred from Symyx to TDCC and subsequently commercialized by or under authority of TDCC or its Affiliates shall be deemed a Lead Compound.

1.24 “Library Compound” shall mean any compound or mixture or composition of matter screened or prepared by or on behalf of Symyx Tech in the course of the Research Program in order to determine its usefulness in connection with a Research Program in the Field.

1.25 “Named User” means an individual that uses the software delivered with a Discovery Tools System, or any part of such software, or any software authored by TDCC or its Affiliates incorporating any of such software, or any part of such software, including the indirect use of such software, or any part of such software. Named Users may be changed or replaced according to reasonable business practices, program or project changes, and/or changes in job function.

1.26 “Net Sales” shall have the meaning set forth in Exhibit J.

1.27 “Newly Developed Discovery Tools Systems” shall mean Discovery Tools Systems or modular units of Discovery Tool Systems that are substantially developed in the Research Program, where such development is fully funded by TDCC hereunder. As set forth in Section 2.1, the Research Committee at the time a Research Plan is established shall determine whether Discovery Tool Systems to be developed pursuant to such Research Plan, if any, in whole or part shall be Newly Developed Discovery Tool Systems. If there is disagreement on whether or not a Discovery Tools System is in whole or part Newly Developed Discovery Tools System, the issue shall be elevated by the Research or Tools Committee, as applicable, first to the Advisory

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Committee, and if still not resolved, then to the Executive Committee. Newly Developed Discovery Tool Systems do not include “later generation” versions of equipment, instruments or workflows that were developed outside of the Research Program.

1.28 “Outside Technology” shall have the meaning set forth in Section 2.3.3.

1.29 “Product” shall mean any product that (i) contains an Agreement Compound, (ii) contains a reaction product or other chemical derivative of an Agreement Compound, (iii) utilizes in its manufacture any method or process within the Program Technology developed by Symyx or developed jointly by Symyx and TDCC, or (iv) utilizes an Agreement Compound in its manufacture, e.g., as a catalyst.

1.30 “Program Technology” shall mean Program Patents and Program Know-How.

1.30.1	“Program Know-How” shall mean inventions, information, data, or materials developed by Symyx or TDCC or jointly by Symyx and TDCC in each case in the course of the Research Program that are useful for the manufacture, use or sale of Agreement Compounds or Products; provided, however, that Program Know-How shall not include any Combinatorial Chemistry Technology, Outside Technology, any invention claimed in the Program Patents or results of Independent TDCC Research.

1.30.2	“Program Patents” shall mean (i) all patent applications (U.S. and other), whether filed during the Program Term or after its completion, claiming any inventions or discoveries conceived and reduced to practice in the course of the Research Program by Symyx or TDCC or jointly by Symyx and TDCC, or conceived by Symyx before the Research Program and reduced to practice in the Research Program, which claim an Agreement Compound or a Product, or method or process for the manufacture of an Agreement Compound or Product, or a composition-of-matter containing an Agreement Compound or Product, or a method or process for the use of an Agreement Compound in or for the manufacture of a Product, in each case that are necessary or materially useful for the manufacture, use or sale of Agreement Compounds or Products in the Field, (ii) all divisions, substitutions, continuations, continuation-in-part applications, patents of addition, and reissues, re-examinations and extensions of (i) above, , and (iii) patents, utility models or similar grants of rights issuing on any of the preceding of (i) or(ii) above. For purposes of this definition, “reduced to practice” shall be construed to include an actual reduction to practice or a constructive reduction to practice where the concept is defined in sufficient detail that it may have been reduced to practice by one skilled in the art without excessive efforts beyond those efforts that one skilled in the art would reasonably employ. It is understood and agreed that Program Patents shall not include any Combinatorial Chemistry Technology or results of Independent TDCC Research.

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1.31 “Program Term” shall mean the meaning set forth in Section 2.2.

1.32 “Research Committee” shall have the meaning set forth in Section 3.2.

1.33 “Research Plan” shall have the meaning set forth in Section 2.1.

1.34 “Research Program” shall mean the program of research conducted by Symyx Tech and/or TDCC on a collaborative basis under this Agreement for the purpose of identifying and optimizing Agreement Compounds in the Field or for making Products for use in the Field.

1.35 “Secondary Field” shall have the meaning set forth in Section 2.4 and in Exhibit B.

1.36 “Software” shall mean the machine readable, object code versions of Symyx Renaissance® Software Suite provided pursuant to Article 5, consisting of: * and related documentation.

1.37 “Software Customizations” shall mean any and all improvements, additions, enhancements, extensions, interfaces, resources, actions, changes, or modifications made by TDCC or its Affiliates to the Software through use of the documented customization capabilities of the Developer’s Kit Software.

1.38 “Software Deployment Plan” shall have the meaning set forth in Section 5.1 and in Exhibit G.

1.39 “Software Updates” shall mean error corrections, bug fixes, or workarounds to the Software or the Developer’s Kit Software that are developed by or on behalf of Symyx (which typically are indicated by a change in the numeric identifier for the Software in the digit to the right of the decimal) solely to ensure the Software performs according to its specifications and generally released to its customers during the Program Term.

1.40 “Software Upgrades” shall mean all revisions to the Software or the Developer’s Kit Software that are developed by or on behalf of Symyx (which typically are indicated by a change in the numeric identifier for the Software in the digit to the left of the decimal) and generally released to its customers during the Program Term, including any Developer’s Kit versions of the Software. In the event a Developer’s Kit version of the Software is delivered as a Software Upgrade, it shall be treated as Developer’s Kit Software under this Agreement. *

1.41 “Sublicensee” shall mean, with respect to a particular Product, a Third Party to whom TDCC or its Affiliate has granted a license or sublicense to make, use and sell such Product.

1.42 “Symyx Combinatorial Know-How” shall mean know-how owned or controlled in the sense of having the right to grant licenses without accounting to others by Symyx with respect to the practice of Combinatorial Chemistry that is disclosed or provided by Symyx to TDCC or its Affiliates in connection with the performance of this Agreement.

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1.43 “Symyx Combinatorial Patent Rights” shall mean all patent rights based on claims in patents owned or controlled in the sense of having the right to grant licenses without accounting to a Third Party by Symyx as of the Effective Date or during the Program Term (or during any extension of the license granted in Section 6.1 pursuant to Section 6.5), covering Combinatorial Chemistry. Symyx Combinatorial Patent Rights also shall exclude certain rights that have been exclusively licensed to instrument manufacturers (i.e.,*) as set forth in Exhibit I. Symyx Combinatorial Patent Rights also shall exclude all rights within the field of *

1.44 “Symyx Inventions” shall have the meaning set forth in Section 10.1.

1.45 “Symyx Patents” shall mean all patent applications (U.S. and other) filed on or before or claiming priority on or before the date * after the end of the Program Term claiming any inventions or discoveries owned or controlled by Symyx (or by any wholly-owned subsidiary of Symyx) which claim an Agreement Compound or a Product, or method or process for the manufacture of an Agreement Compound or Product, or a composition-of-matter containing an Agreement Compound or Product, or a method or process for the use of an Agreement Compound in or for the manufacture of a Product, in each case that are necessary or materially useful for the manufacture, use or sale of Agreement Compounds, or Products in the Field, (ii) all divisions, substitutions, continuations, continuation-in-part applications, patents of addition, and reissues, re-examinations and extensions of (i) above, and (iii) patents, utility models or similar grants of rights issuing on any of the preceding of (i) or (ii) above. Notwithstanding the foregoing, it is understood and agreed that “Symyx Patents” shall not include patent applications or patents claiming inventions made by Symyx or its wholly-owned subsidiary (solely or jointly) in collaboration with, or as part of a research program funded by, a Third Party if such collaboration or research program is not directed to the screening, discovery, or optimization of materials or capabilities (including but not limited to catalysts, catalyst supports, activators and scavenging agents) in the Field for the purpose of making Products or the discovery or development of Products using such materials or capabilities in the Field.

1.46 “TDCC Improvements” means enhancements, changes or modifications to a Discovery Tools System delivered to TDCC or its Affiliates under this Agreement, that TDCC or its Affiliates, conceive, reduce to practice or otherwise develop after the delivery of such Discovery Tools System. TDCC Improvements shall not be deemed Program Technology or Combinatorial Chemistry Technology hereunder.

1.47 “TDCC’s Internal Research and Development Activities” shall mean only research and/or development by TDCC and/or its Affiliates, including research and development undertaken by TDCC jointly with Third Parties that are involved with TDCC or its Affiliates in developing*, and/or licensees of TDCC’s chemical manufacturing technology, each as consistent with TDCC’s usual and customary business practices. However, such term shall not include TDCC providing direct access to Discovery Tools Systems or Software or conducting research services or development activities on behalf of Third Parties for a fee other than sharing of expenses incurred in connection with joint activities with Third Parties as described in the prior sentence.

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1.48 “TDCC Joint Venture” shall mean an entity in which TDCC, directly or indirectly, has an equity ownership interest (or other equivalent interest) of less than * but not less than *, because applicable law or business conditions at the time and place where the Joint Venture was formed made it impractical for TDCC to own an interest of*.

1.49 “Third Party” shall mean any party other than Symyx and its Affiliates, TDCC and its Affiliates, and their permitted assignees.

1.50 “Tools Cost Basis” shall mean *

1.51 “Tools Price” shall have the meaning set forth in Section 7.4.

Article 2

RESEARCH PROGRAM

2.1 Research Program. Subject to the terms and conditions set forth herein, Symyx Tech and TDCC shall, in a collaborative effort, (i) conduct research activities within the Fields, and (ii) conduct research and development activities with respect to the development and use of high throughput tools and workflows. Prior to commencing a research project, the parties shall agree upon a written plan describing the research activities to be conducted by each party (the “Research Plan”). The initial Research Plan for each project will be agreed upon by the parties in writing. A template for preparing the Research Plan is attached as Schedule 2.1. Research Plans for projects that are directed to Fields where it is contemplated that a Product may result should include: the Field, criteria for identifying a Lead Compound, key FTEs, initial Annual Program Goals (see Section 3.5), how the Royalty Rate for a Product is to be determined (see Exhibit J) and how the Limited Immunity in Section 4.1.3 may be adapted for this Field, where necessary. Research Plans for projects in Fields where it is contemplated that a work flow or capabilities will be developed should include: the Field, key FTEs, initial Annual Program Goals (see Section 3.5), and how the Limited Immunity in Section 4.1.3 may be adapted for this Field, where necessary. Each Research Plan shall also indicate (a) whether it involves the development of a Discovery Tools System, and if so, (b) whether it is intended that such Discovery Tools System be transferred to TDCC after its development and hardening, and (c) the mutual expectation of the parties as to whether such Discovery Tools System or a modular portion of the Discovery Tools System is intended to be a Newly Developed Discovery Tools System. In the event that during the conduct of a Research Plan, either party believes that the mutual expectation set forth in any Research Plan pursuant to (c) above is no longer correct, such party shall provide written notice to the other party, and the other party shall respond as to whether it agrees that the initially expressed mutual expectation is no longer correct. In the event the parties do not agree, the matter will be resolved by the Advisory Committee. If the Advisory Committee is unable to resolve such matter, it will be resolved as set forth in Article 3.

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2.1.1	Responsibility – Symyx Tech. During the Program Term, Symyx Tech shall use efforts that are reasonable in the circumstances and consistent with professional standards applicable to research in the Field as well as relevant standards applied by Symyx Tech in conducting research outside the Research Program, to conduct research activities in accordance with the Research Plan to identify, discover or synthesize catalysts or Agreement Compounds or Products in the Fields by preparing and screening Library Compounds as set forth in the Research Plan and/or to develop workflows, capabilities or Discovery Tools Systems.

(a) Compounds Already Identified. Symyx Tech shall make available for evaluation in the Research Program any compound, mixture or composition of matter that was screened or prepared by or on behalf of Symyx prior to the Effective Date or during the Program Term and is both (i) owned or controlled by Symyx to the extent that no obligations to any Third Party will be violated by use of the compound, mixture or composition in the Research Program and (ii) believed by Symyx Tech to be potentially useful as a Lead Compound or a precursor of a Lead Compound.

(b) FTEs. Symyx Tech shall utilize a minimum of an average of * FTEs per year to conduct the Research Program in * of the Program Term and an average of * FTEs per year to conduct the Research Program in * of the Program Term. Such number of FTEs may be adjusted by mutual consent. An average of at least * FTEs per year in * of the Program Term will be devoted to *. Each FTE utilized by Symyx Tech shall be qualified for the activities assigned to him or her under the Research Program in accordance with work to be done under the Research Plan. The FTEs may include FTEs with expertise in Chemistry, Engineering, Database and Software services. The initial FTEs for Chemistry for * will be selected from the list set forth in Exhibit F, and may include fractions of the time of one or more of the listed persons, provided that individuals with special skills or expertise identified as “Key Personnel” in Exhibit F shall be available for minimum fractions of their work time during each calendar year quarter of the Program Term as may be reasonably required consistent with the Research Plan. Exhibit F shall be supplemented and amended in accordance with Research Plans. Each Research Plan also may designate “Key Personnel” as set forth in Schedule 2.1. It is understood and agreed that in the event one or more “Key Personnel” are not available due to circumstances beyond the reasonable control of Symyx Tech, Symyx Tech shall use commercially reasonable efforts to maintain the overall level of skills and expertise by replacing one or more of the “Key Personnel”. The Key Personnel may also be amended by mutual agreement of Symyx Tech and TDCC. TDCC shall not unreasonably withhold approval of changes in Key Personnel. Symyx shall not unreasonably withhold approval of changes to FTEs assigned to Research Plans or other activities under this Agreement requested by TDCC.

(c) Other Responsibilities. Symyx Tech shall use reasonable efforts to ensure that the most efficient and effective Combinatorial Chemistry Technology reasonably

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available to Symyx is timely made available for conducting the Research Program. At TDCC’s request, Symyx Tech will use commercially reasonable efforts to provide samples of up to * of any Lead Compound; however, if such sample cannot be provided at a commercially reasonable cost, Symyx Tech will so notify TDCC and the parties shall meet to discuss how to proceed. Symyx Tech will also use commercially reasonable efforts to provide workflows and capabilities, but if these cannot be provided at a commercially reasonable cost, Symyx Tech will so notify TDCC and the parties shall meet to discuss how to proceed. Symyx shall use reasonable commercial efforts to timely deliver to TDCC all Program Know-How and to ensure protection of the Program Know-How against loss or corruption. Notwithstanding any other provision of this Agreement, Symyx shall not, without its consent, be required to perform research activities other than in accordance with the Research Plan, or utilize more FTEs in any given calendar year during the Program Term than set forth in Section 2.1.1(b).

2.1.2	Responsibility – TDCC. During the Program Term, TDCC shall (i) conduct research activities in accordance with the Research Plan to identify, discover or synthesize * or Agreement Compounds or Products in the Fields and evaluate and develop work flows and capabilities, and (ii) to provide Symyx technical information and technical support reasonably necessary to conduct of the Research Program in accordance with the Research Plan. TDCC’s efforts in conduct of the Research Program shall be reasonable in the circumstances and consistent with professional standards applicable to research in the Field as well as relevant standards applied by TDCC in conducting research outside the Research Program. Notwithstanding any other provision of this Agreement, TDCC shall not, without its consent, be required to disclose proprietary information to Symyx that is not essential to conduct of the Research Program or to provide equipment or materials.

2.2 Program Term. The Program Term shall commence on the Effective Date and, unless earlier terminated in accordance with Article 15, continue thereafter for a period of*, or such other period as the parties may mutually agree in writing. No later than * prior to the end of the Program Term, the parties will inform one another of their respective interest in a further extension of the Program Term. In the event both parties are interested in a further extension, the parties will negotiate in good faith the terms of such extension, with the goal of completing such negotiation by * prior to the end of the Program Term. In the event one or both parties are not interested in a further extension, the parties will work together in good faith to provide for a wind-down and completion of activities under this Agreement during*. Symyx shall use reasonable commercial efforts during any wind-down to complete activities in accordance with Research Plans and deliver Agreement Compounds and all Program Know-How and related information with the objective of enabling TDCC to continue evaluation and development of Agreement Compounds for potential commercialization pursuant to Article 11 and complete transfer of workflows, capabilities and delivery of any Discovery Tool Systems pursuant to Article 7 with the objective of enabling TDCC

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to apply Combinatorial Chemistry Technology through the use of such Discovery Tools Systems after the Research Program ends. In the event that either party is no longer interested in a further extension, it will promptly give notice to the other party.

2.3 Exclusivity and Independent Research.

2.3.1	In the Field. During the Program Term, Symyx shall not conduct any research activities outside the Research Program, on its own behalf or on behalf of any Third Party, directed to*, for the purpose of making Products within the scope of the Field applicable at that time, provided that Symyx shall not be precluded from conducting any research activities outside the Research Program, on its own behalf or on behalf of any Third Party, directed to*. In addition, during the Program Term, Symyx shall not knowingly provide Library Compounds for screening in a particular Field to a Third Party for use in * for the purpose of making Products within the scope of such particular Field. Symyx shall be permitted to engage in optimization projects on its own behalf or on behalf of a Third Party, within the Field applicable at that time, provided that work for or on behalf of the Third Party shall be limited to*.

2.3.2	Other Research by Symyx. It is understood that Symyx will conduct research activities outside the Research Program (“Other Research”) during the Program Term for itself and/or Third Parties for the purpose of * other than in the Field. In the event some Symyx employees work on both the Research Program and the Other Research, Symyx shall use good faith commercially reasonable efforts to avoid potential conflicts or overlaps between the Research Program and Other Research and misappropriation of any Confidential Information. It is understood that the Library Compounds are regularly used by Symyx and that Symyx can use and screen the Library Compounds for any use on its own behalf or for Third Parties, including without limitation for Other Research. In the event that Symyx becomes aware of information, data, materials or inventions that Symyx believes may advance the Research Program, in the course of conducting research outside of the Research Program at its own expense or in collaboration with a Third Party, Symyx will make available these information, data, materials and inventions for use in the Research Program to the extent it is free to do so without violating obligations to any Third Party; provided, however, it is understood that this provision shall not impose, or be construed to impose, any obligation on Symyx to identify or make itself aware of any such information, data, materials and inventions.

2.3.3

Independent TDCC Research. It is understood that this Agreement shall not prohibit TDCC from conducting research activities outside of and independent from the Research Program (“Independent TDCC Research”) during the Program Term for itself and/or with Third Parties for the purpose of*. In the event some TDCC employees work on both the Research Program and the Independent TDCC

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Research, TDCC shall use good faith commercially reasonable efforts to avoid potential conflicts or overlaps between the Research Program and Independent TDCC Research and misappropriation of any Confidential Information of Symyx. In the event that TDCC in the course of conducting research outside of and independent from the Research Program discovers information, data, materials or inventions (“Outside Technology”) that TDCC believes may advance the Research Program, TDCC may make such Outside Technology available for use in the Research Program to the extent it is free to do so without violating obligations to any Third Party, and it is understood that such Outside Technology shall not be deemed to be Program Technology; provided, however, that information, data, materials or inventions made in the Research Program shall be deemed to be Program Technology whether or not such information, data, materials or inventions were made using Outside Technology. Notwithstanding the above, TDCC will not knowingly in collaboration with any Third Party conduct research activities using Combinatorial Chemistry methods with respect to the active projects being conducted with Symyx in the Field applicable at that time, provided, however, that TDCC shall not be precluded from engaging in optimization projects in collaboration with any Third Party, and provided that this sentence shall not restrict the use by TDCC of Discovery Tools Systems purchased and licensed hereunder or previously purchased and licensed from Symyx. Notwithstanding anything herein to the contrary, a TDCC Affiliate shall not be limited in its research activities, unless TDCC directs the research or owns the research results.

2.3.4	*

2.3.5	*

2.4 Changes to Fields. The initial Fields activated in the Research Plan shall be those identified in Exhibit A. During the Program Term, TDCC and Symyx Tech may agree to conduct research in one or more additional Fields (including one or more of the Secondary Field), or to amend Exhibit A to create a new Field or to delete Fields that are not contemplated to be activated. Those Fields that are not currently active but which may be included in a Research Plan upon request of TDCC are Secondary Fields as set forth in Exhibit B. In the event that TDCC and Symyx Tech agree to a new Field, or a new project within the Fields, this will be documented by appropriate written modifications to the Research Plan, including the criteria in Schedule 2.1, and appropriate modifications in writing to the staffing plan of the Research Program activities in connection with such Field. TDCC and Symyx Tech may also agree to discontinue activity in one or more Fields by written modifications to the Research Plan. In the event the parties determine to discontinue research activities in any particular Field in which research was active during the Program Term, such Field shall no longer be within the Field in Exhibit A as of the date research activities are discontinued, but may revert to a Secondary Field only if the parties mutually agree in writing that this Field may be reactivated at a future date.* Appropriate modifications or adjustments to staffing of the Research Program will be agreed to reflect any changes in activity of the Fields. The Advisory

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Committee described in Section 3.3 shall in general provide direction for any changes in Fields and make formal recommendations to the Executive Committee. Symyx Tech shall not unreasonably refuse to agree to changes proposed by TDCC to change activity in the Fields. TDCC shall not unreasonably refuse to agree to adjustments in staffing of the Research Program proposed by Symyx Tech as a consequence of any changes in the activity of the Fields. TDCC may add to the Fields in connection with projects to be activated, with the consent of Symyx Tech, such consent not to be unreasonably withheld. Symyx Tech may delete from the Fields in connection with projects not planned to be activated, with the consent of TDCC, such consent not to be unreasonably withheld.

2.5 Secondary Fields. Symyx may engage in discussions with Third Parties regarding possible collaboration in any Secondary Field. Prior to making a formal proposal to a Third Party to collaborate in an Secondary Field, Symyx will notify TDCC and TDCC shall give written notice to Symyx within * informing Symyx whether TDCC is interested in negotiating with Symyx to activate a project in such Secondary Field. In the event TDCC notifies Symyx that it is interested, good faith negotiations shall commence promptly and continue for a period not to exceed * from the giving of such notice by TDCC to activate a collaboration in such Secondary Field. If TDCC and Symyx agree to establish such a collaboration, then such Secondary Field shall become part of the Fields (and shall no longer be a Secondary Field). If the parties have not agreed to establish such a collaboration within such * period, Symyx shall be free to engage in a collaboration in such Secondary Field with a Third Party, and in such event, such Secondary Field shall thereafter be excluded from both the Secondary Fields and the Fields. Notwithstanding the above, in the event that TDCC, during the Program Term, knowingly in collaboration with any Third Party conduct research activities using Combinatorial Chemistry methods with respect to any of the Secondary Fields, TDCC shall promptly notify Symyx in writing and such Secondary Field shall thereafter be excluded from both the Secondary Fields and the Fields, provided that this sentence shall not apply to the use by TDCC of Discovery Tools Systems purchased and licensed hereunder or previously purchased and licensed from Symyx.

2.6 Research Records. Symyx Tech and TDCC shall maintain records of the Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect the work done and results achieved in the performance of the Research Program (including information sufficient to establish dates of conception and reduction to practice of inventions). Access to such records shall be granted as provided in Sections 8.9 and 10.2.

2.7 Development and Commercialization of Agreement Compounds and Products. TDCC and its Affiliates shall be responsible for all expenses incurred for the development and commercialization of Agreement Compounds and Products by TDCC and its Affiliates under the terms of this Agreement.

2.8 Third Party Claims. In the event that TDCC or Symyx receives a written notice from any Third Party alleging patent infringement, misappropriation of trade secrets, or other violation of intellectual property rights, based on research activities in the Research Program or potential commercialization of results of the Research Program, such party shall promptly notify the other. Symyx and TDCC shall use commercially reasonable efforts to determine how the objectives of any

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Research Program involved may be achieved without excessive risks or costs, including potential settlement with the Third Party. Symyx and TDCC, upon advice of counsel, shall each have the right, in its discretion, to cease to conduct any research activities that are the subject of such claim without liability to the other party; provided, however, that if TDCC or Symyx acquires a license to permit the conduct of such activities, and/or if TDCC and Symyx mutually agree in writing upon terms of indemnification for conduct of such activities, then the parties will resume or continue, as appropriate, such activities in accordance with the Research Plan and the terms and conditions of this Agreement. In the event a party decides to cease to conduct any research activities pursuant to this Section 2.8, Symyx and TDCC shall endeavor to change or modify the Fields as provided in Section 2.4 in a manner that maintains the value of the Research Program to TDCC. In the event Symyx or TDCC decides to cease to conduct any research activities pursuant to this Section 2.8, such cessation is a material portion of the Research Program (at least*) and the parties are unable to agree upon changes or modifications of the Fields as provided in Section 2.4 in a manner that maintains the value of the Research Program to TDCC, TDCC may elect by written notice to Symyx to limit the number of FTEs in the Research Program (and its corresponding payment obligation pursuant to Section 8.1) to those FTEs whose work was not subject to the cessation.

Article 3

MANAGEMENT

3.1 Alliance Managers. Symyx and TDCC each shall designate an alliance manager on or before the Effective Date (“Alliance Managers”) who will be responsible for the day to day coordination of all activities under this Agreement, will act as a single point of contact for all matters, and will be responsible for organizing and presenting matters to the advisory and executive committees for review and approval. Either party may replace their designated alliance manager at any time, upon written notice to the other party, but each party shall use reasonable efforts to maintain continuity. The responsibilities of the Alliance Managers may include, but are not limited to, communication plans and notifications pursuant to this Agreement, handling of invoices and payment issues and contacts for initial efforts to resolve any disputes.

3.2 Research Committees.

3.2.1	Establishment. Symyx Tech and TDCC shall establish a committee for each active project (the “Research Committee”), for each Discovery Tools System deliverable hereunder as set forth in Section 7.16 (a “Tools Committee”) and for the Software Deployment Plan to (i) monitor technical progress and report progress to the Advisory Committee, (ii) establish and modify the Research Plan for such project as needed, (iii) recommend modifications to the Advisory Committee of the criteria to define Lead Compounds for research projects within each Field, (iv) recommend to the Advisory Committee changes in the Fields in accordance with Section 2.4, (v) recommend to the Advisory Committee metrics for each project to be used to assess progress against the Annual Program Goals, and (v) ensure open communications between the parties.

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3.2.2	Membership. The Research Committee shall be comprised of * representatives designated by each of Symyx Tech and TDCC, or such other equal number of representatives as the parties may from time to time agree in writing, with each party’s representatives selected by that party. Either party may replace one or more of their respective Research Committee members at any time, upon written notice to the other party. The chairperson of the Research Committee shall be selected by TDCC. The secretary of the Research Committee shall be selected by Symyx Tech.

3.2.3	Meetings. During the Program Term, each Research Committee shall meet at regular intervals at least four times per year (unless otherwise agreed) at locations and times agreed by the parties. Special meetings of the Research Committee may be called by either party on ten (10) days written notice to the other party. All meetings shall alternate between offices of TDCC and Symyx unless members of the Research Committee otherwise agree. Upon consent of the parties, other representatives of Symyx or TDCC may attend Research Committee meetings as nonvoting observers. Research Committee members may participate in any such meeting in person, by telephone, or by video conference. Symyx Tech shall prepare minutes of each Research Committee meeting, which minutes shall be subject to review and approval by TDCC. The reviewed and approved minutes shall be signed by Research Committee representatives of each party.

3.2.4	Decision Making. A quorum of the Research Committee shall be present at any meeting where at least one member of each party participates in all decisions. Decisions of the Research Committee shall be made by unanimous approval. In the event the Research Committee is unable to decide an issue, it may be referred by either party to the Advisory Committee for resolution.

3.3 Advisory Committee.

3.3.1	Establishment. Symyx and TDCC shall establish an advisory committee to (i) oversee the direction of the overall relationship between TDCC and Symyx and the progress toward achieving the Annual Program Goals and Key Program Goals, (ii) approve or establish metrics used to assess progress against the Annual Program Goals, (iii) organize quarterly progress and status reports to the Executive Committee, (iv) resolve any issues referred to it by the Research Committees or the Alliance Managers, (v) set the direction of the Research Program, Software Deployment Plan and Discovery Tools System within the bounds set forth in this Agreement, and resolve disputes or negotiate changes concerning same, and (vi) decide upon any other changes in projects or Research Plans recommended by the appropriate Research Committee.

3.3.2	Membership. The Advisory Committee shall be comprised of * representatives designated by each of Symyx and TDCC (“Advisory Committee”) with each

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party’s representatives selected by that party, and with representatives having expertise in tools, informatics and research areas. The initial representatives to serve on the Advisory Committee shall be selected and communicated by each party to the other on or before the Effective Date. Either party may replace one or more of their respective Advisory Committee members at any time, upon written notice to the other party. The chairperson of the Advisory Committee shall be selected by TDCC. The secretary of the Advisory Committee shall be selected by Symyx.

3.3.3	Meetings. During the Program Term, the Advisory Committee shall meet at regular intervals at least four times per year (unless otherwise agreed) at locations and times agreed by the parties. Special meetings of the Advisory Committee may be called by either party on ten (10) days written notice to the other party. All meetings shall alternate between offices of TDCC and Symyx unless members of the Advisory Committee otherwise agree. Upon consent of the parties, other representatives of Symyx or TDCC may attend Advisory Committee meetings as nonvoting observers. Advisory Committee members may participate in any such meeting in person, by telephone, or by video conference. Symyx shall prepare minutes of each Advisory Committee meeting, which minutes shall be subject to review and approval by TDCC. The reviewed and approved minutes shall be signed by Advisory Committee representatives of each party.

3.3.4	Decision Making. A quorum of the Advisory Committee shall be present at any meeting where at least one member of each party participates in all decisions. Decisions of the Advisory Committee shall be made by unanimous approval. In the event the Advisory Committee is unable to decide an issue, it may be referred by either party to the Executive Committee for resolution.

3.4 Executive Committee. Symyx and TDCC shall establish a committee comprised of * representative each from Symyx and TDCC (the “Executive Committee”). Each party’s representative on the Executive Committee shall be selected by that party, and either party may replace its Executive Committee representative at any time, upon written notice to the other party. The initial members of the Executive Committee shall be selected and communicated by each party to the other on or before the Effective Date. The Executive Committee shall meet at least twice per year (unless otherwise agreed) at locations and times agreed by the parties, and members of the Executive Committee may participate in any such meeting in person, by telephone, or by video conference. Special meetings of the Executive Committee may be called by either party on fifteen (15) days written notice to the other party. Upon consent of the parties, other representatives of Symyx or TDCC may attend Executive Committee meetings as nonvoting observers. Symyx shall prepare minutes of each Executive Committee meeting, which minutes shall be subject to approval by TDCC and after approval will be signed by Executive Committee representatives of each party. The Executive Committee shall be ultimately responsible for (i) overseeing the successful execution of this Agreement, (ii) resolving any disputes not resolved by the Advisory Committee, and (iii)

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approving the Annual Program Goals. The Executive Committee also shall monitor progress against the Annual Program Goals and document such monitoring and its results in the minutes of the Executive Committee.

3.5 Annual Program Goals. The Advisory Committee, in consultation with the Research Committees and Tools Committees (as described in 7.16) and subject to the final approval of the Executive Committee, shall set annual goals (“Annual Program Goals”) for each twelve (12) month period commencing on January 1st of each year during the Program Term. Such Annual Program Goals shall specify the activities to be carried out under this Agreement during such twelve-month period including, without limitation (i) the Software Deployment Plan and implementation activities to be carried out during such twelve-month period, (ii) the Discovery Tools Systems to be fabricated and transferred to TDCC during such twelve-month period, (iii) the research projects and Research Plans that will be active during such twelve-month period, including anticipated completion dates for active projects and proposed start dates for new projects, and (iv) any other activities to be carried out during such twelve-month period in support of achieving the Annual Program Goals and wind-down of activities at the end of the Program Term.

3.6 Annual Reviews. Beginning on or about *, and each year thereafter during the Program Term, a joint TDCC-Symyx team shall present to the Advisory Committee and the Executive Committee an evaluation of progress made against the Annual Program Goals during the previous calendar year.

Article 4

LICENSES

4.1 License to TDCC.

4.1.1

License in the Fields. Subject to the terms and conditions of this Agreement, Symyx agrees to grant, and hereby grants, to TDCC, and TDCC hereby accepts an exclusive (even as to Symyx), worldwide, royalty-bearing license under Symyx’s interest in the Program Technology to make, have made, import and use Agreement Compounds to develop, make, have made, use, sell, offer for sale, and import Products within the scope of the corresponding Fields. For purposes of clarification, it is understood that for so long as TDCC retains this license, TDCC shall have the non-exclusive right to use Library Compounds and Confidential Information received from Symyx in the course of the Research Program, as well as Program Technology, to develop Agreement Compounds both during and after the Program Term and to make, have made, import and use such Agreement Compounds to develop, make, have made, use, sell, offer for sale, and import Products within the scope of the corresponding Fields. It is further understood and agreed that the licenses set forth in this Section 4.1.1 shall apply only to the Fields as such Fields exist at the time any particular Program Know How is developed or any particular Program Patent is conceived and reduced to practice (as defined in Section 1.30.2). A license arising with respect to particular Program Technology as

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applicable to the then-existing Field shall continue to apply to such Field even if the scope of the Field is subsequently amended such that it no longer includes the Field that was in place at the time the license initially arose. It is understood and agreed that no license is granted to TDCC under Symyx Patents or other patents owned or controlled by Symyx that are not Program Patents, except as provided in Section 4.1.2 or 4.1.3.

4.1.2	*

4.1.3	Limited Immunity with Respect to Symyx Patents.

*

4.2 Sublicenses. Subject to the terms and conditions of this Agreement, TDCC shall have the right to grant sublicenses under the rights granted in Section 4.1 above to Affiliates of TDCC and TDCC Joint Ventures; provided that the terms of each such sublicense shall be consistent with the terms of this Agreement. It is understood that any such sublicense shall be subject and subordinate to the terms and conditions of this Agreement, and that TDCC shall remain responsible for all applicable financial and other obligations under this Agreement for each such Affiliate sublicensed, including without limitation milestone and royalty payments due to Symyx hereunder with respect to development and sales of Products. Subject to the terms and conditions of this Agreement, TDCC or an Affiliate of TDCC shall also have the right to grant sublicenses under the rights granted in Sections 4.1.1 and 4.1.2 above to one or more Third Parties (other than TDCC Joint Ventures); provided that any revenue received from such a Sublicensee for such grant shall be shared in accordance with Section J2.1(iv) or J3.1 of Exhibit J, as applicable. TDCC shall provide to Symyx Tech at least the following information with respect to each Sublicensee or Affiliate or TDCC Joint Venture sublicensed: (i) the identity of each Sublicensee or Affiliate or TDCC Joint Venture sublicensed, (ii) a summary of the rights granted as to both subject matter and territory; and (iii) a summary of the Confidential Information of Symyx and Program Technology furnished to each Sublicensee or Affiliate or TDCC Joint Venture. No sublicense granted by TDCC or an Affiliate to a Third Party may be further assigned or further transferred by any Sublicensee without the prior written consent of Symyx Tech, which consent shall not be unreasonably withheld; provided, any such a sublicense may be further assigned by a Sublicensee without the consent of Symyx Tech in connection with a transfer of substantially all the business of such Sublicensee to which such sublicense relates.

4.3 Third Party Rights. It is understood that Symyx is in the business of conducting materials discovery, research and development with Third Parties, and that Symyx will continue to grant Third Parties rights to acquire licenses related to compounds and materials derived from such research. It is possible that a Third Party may acquire rights from Symyx with respect to one or more compounds or materials that are solely owned by Symyx or jointly owned by Symyx and a Third Party and which were made and designed independently of Symyx’s activities in the Research Program. Accordingly, Symyx’s grant of rights to TDCC under Section 4.1 does not include (i) rights that are covered by a patent application with respect to such a compound or material that was made and designed independently of activities in the Research Program and is solely owned by Symyx or a Third Party

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or jointly owned by Symyx and a Third Party, where such patent application was filed by a Third Party (either alone or jointly with Symyx) prior to the filing by TDCC (either alone or jointly with Symyx) of a patent application with respect to such a compound or material, or (ii) rights which are subject to a license, option, or other rights that Symyx has granted to a Third Party prior to the Effective Date. It is understood and agreed that, even if Symyx complies with its obligations under this Agreement, research for Third Parties in the course of Symyx’s other business activities may result in patent applications and patents owned by Third Parties, or owned jointly by Symyx and such Third Parties, which could conflict with patent applications and patents owned by TDCC, or jointly owned by TDCC and Symyx, under this Agreement. Symyx shall use its good faith commercially reasonable efforts to avoid such conflicts. In the event that conflicts arise between rights granted to TDCC in the Field and rights granted by Symyx outside the Field, Symyx agrees to use commercially reasonable efforts to promote a resolution of the conflict between TDCC and the Third Party via a cross-license or other arrangement acceptable to the parties involved. It is understood that, except to the extent that TDCC is damaged as a proximate result of a material breach by Symyx of Sections 2.3, 4.1.1, 4.1.2 or 13.2 of this Agreement, then Symyx shall have no liability under this Agreement with respect to any such conflict.

4.4 Joint Inventions*. TDCC, TDCC’s Affiliates, Symyx, and Symyx’s Affiliates shall each have the right to use Joint Inventions for internal research purposes *; provided, however, that, subject to Section 4.1.2 and prior obligations arising under the CRLA, Symyx shall have the sole right to commercially exploit such Joint Inventions *. It is further understood and agreed that Symyx shall have the right to grant Third Parties licenses under Joint Inventions * that are exclusive even as to TDCC and Symyx. If Symyx grants such a license that is exclusive even as to TDCC and Symyx, Symyx shall promptly notify TDCC in writing. Symyx and TDCC shall negotiate in good faith to determine the added value attributable to TDCC and the Research Program. * It is understood and agreed that Confidential Information received by Symyx from TDCC or developed by Symyx for TDCC shall be subject to all applicable provisions of Article 12 of this Agreement.

4.5 Retained Rights.

4.5.1	Sole Inventions Outside the Fields. Subject to the license to Combinatorial Chemistry Technology in Section 4.6, rights under Section 4.1.2 and any prior obligations under the CRLA, TDCC and Symyx shall each retain all rights * in and to inventions and discoveries invented or made solely by such party in the course of the Research Program, provided that nothing contained herein shall limit TDCC’s use of Discovery Tools Systems purchased and licensed hereunder or previously purchased and licensed from Symyx.

4.5.2	Symyx Research. Notwithstanding the licenses and rights granted by Symyx in this Article 4, Symyx shall retain the right to make, have made, and use any Library Compounds or Agreement Compounds, and use or practice any processes or methods developed by or on behalf of Symyx in the course of performing the Research Program, for its own internal research to develop, improve and validate its tools and Combinatorial Chemistry Technology.

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4.6 Combinatorial Chemistry. TDCC agrees to grant, and hereby grants, to Symyx an irrevocable, royalty-free non-exclusive license, with the right to grant and authorize sublicenses, under TDCC’s interest in Combinatorial Chemistry Technology made or invented solely by TDCC in the course of the Research Program, to conduct activities using Combinatorial Chemistry. TDCC, TDCC’s Affiliates, Symyx and Symyx’s Affiliates shall each have the right to use Combinatorial Chemistry Technology made or invented jointly by TDCC and Symyx in the course of the Research Program for internal research purposes; provided, however, that Symyx shall have the sole right to grant and authorize licenses and sublicenses to Third Parties under such Combinatorial Chemistry Technology. It is understood that this Section 4.6 shall not apply to any inventions conceived and reduced to practice by TDCC independent of the Research Program and without use of, or reference to, Combinatorial Chemistry Technology owned by Symyx, other than the use of and reference to the Discovery Tools Systems, if any, licensed or sold to TDCC as set forth in Article 7 or under prior agreements. Nothing herein shall be construed to obligate TDCC to grant to Symyx the right to use or sublicense background rights in technology of TDCC that existed prior to the Effective Date or results of Independent TDCC Research.

4.7 Limited Use Outside of Field. Except as the parties may otherwise expressly agree in writing, TDCC shall not use or sell, or authorize the use or sale of, Program Technology developed solely or jointly by Symyx, or any Agreement Compound or Library Compound, except (i) in relation to the manufacture, use or sale of Products within the corresponding Field or Fields in accordance with the license granted by Symyx in Sections 4.1.1, or (ii) in accordance with Section 4.1.2. It is understood that this Section 4.7 does not preclude TDCC from the use or sale or authorizing the use or sale of compounds developed independently by TDCC without the use of Library Compounds, Confidential Information of Symyx, or Program Technology, or limit TDCC’s use of Discovery Tools Systems purchased and licensed hereunder or previously purchased and licensed from Symyx or limit the use of workflows, instruments and equipment developed in the normal course of business of TDCC and its Affiliates and TDCC Joint Ventures (provided that the use of such workflows, instruments and equipment shall be licensed by Symyx only as expressly set forth in this Agreement).

4.8 *

4.9 *

4.10 General Provisions with respect to Rights and Fields. For the avoidance of doubt, it is understood that as a general proposition, all licenses and rights that arise under this Agreement, including without limitation, Sections 4.1, 4.2, and 4.4, with respect to Program Technology with respect to any particular Field continue even though the scope of the Field as subsequently amended does not include such particular Field or includes other Fields. It is the intent of the parties that this Agreement be construed such that the rights and licenses hereunder are consistent with the scope of the Fields at the time any particular Program Know How is developed, any particular Lead Compound is identified, or any particular Program Patent is conceived and reduced to practice (as defined in Section 1.30.2). By way of illustration, the above principles shall apply such that TDCC’s rights with respect to a particular Agreement Compound, applicable to a particular Field as of the

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time such Agreement Compound arose, apply equally to any modifications TDCC might make to such Agreement Compound, even if such modifications are made after the Field definition has been changed.

Article 5

SOFTWARE

5.1 Deployment. Symyx DTools shall provide a minimum of * and up to * FTE years of personnel to deploy the Software during the Program Term within TDCC and its Affiliates in accordance with a Software Deployment Plan attached hereto as Exhibit G (“Software Deployment Plan”), as follows: *. TDCC shall provide Symyx with at least twelve (12) months notice a forecast of the staffing levels for the Software Deployment Plan (other than staffing for 2005 and 2006, which shall be as set forth above)(e.g., if there are expected to be less than * as of January 1, 2007, TDCC shall so notify Symyx no later than January 1, 2006) and at least six (6) months notice with respect to actual staffing levels for the Software Deployment Plan. Notwithstanding any other provision of this Agreement, Symyx shall not, without its consent, be required to perform activities other than in accordance with the Software Deployment Plan or utilize a number of FTEs in excess of the number of FTEs specified above. Symyx DTools shall use efforts that are reasonable in the circumstances and consistent with professional standards applicable to the research and development software business to conduct activities in accordance with the Software Deployment Plan. TDCC contemplates that it will provide an average of * FTEs per year during the Program Term in support of the Software Deployment Plan, but such number may be adjusted by mutual consent, such consent not to be unreasonably withheld. Annual Program Goals for each twelve (12) month period commencing on January 1st of the Program Term for the Software Deployment Plan will be established pursuant to Section 3.5. Symyx shall for the duration of the Program Term and any extension thereof use commercially reasonable efforts to provide such support services for the Software as it generally provides to its customers, as further described in Exhibit G. Such support services shall be without additional charge to TDCC (other than the payments set forth in Sections 8.2 and 8.4 hereunder). Symyx will take reasonable steps to facilitate the organization and operation of user groups (Renaissance user groups for all interested Symyx customers consistent with Symyx’s practices as of the Effective Date) for Software during the Program Term, if TDCC requests.

5.2 Software License. Symyx Dtools shall provide the Software to TDCC (and to Affiliates designated by TDCC) on or before the beginning of the Program Term and shall provide documentation for same in accordance with the Software Deployment Plan and Annual Program Goals. Symyx Dtools hereby grants to TDCC a worldwide, nonexclusive, nontransferable, nonsublicensable (except as provided in Section 5.10) right to install and use * copies of the Software, in object code format, during the Program Term, solely for TDCC’s Internal Research and Development Activities. Symyx does not provide, and TDCC and its Affiliates shall be responsible to secure or use their own Oracle database[s] and operating system[s] and appropriate licenses thereto, as well as licenses for any Third Party software TDCC wishes to use (e.g., Spotfire). TDCC will report to Symyx the number of users of the Software, within * at the request of Symyx, but not more frequently than *.

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5.3 Developer’s Kit Software License. Symyx Dtools shall provide the Developer’s Kit Software to TDCC (and to Affiliates designated by TDCC) on or before the beginning of the Program Term and shall provide documentation for same in accordance with the Software Deployment Plan and Annual Program Goals, and Symyx hereby grants to TDCC a worldwide, nonexclusive, nontransferable, nonsublicensable (except as provided in Section 5.10) right to install and use * copies of the Developer’s Kit Software, in object code format, during the Program Term, to create Software Customizations solely for TDCC’s Internal Research and Development Activities. Symyx and TDCC agree that TDCC will retain ownership of the Software Customizations (and the intellectual property rights therein) it creates using the Developers Kit Software hereunder. With respect to any such Software Customizations, TDCC will either (i) rely solely on trade secret protection, or (ii) agrees to grant and hereby grants to Symyx a nonexclusive, worldwide, perpetual, irrevocable, paid-up, transferable, sublicenseable right to make, have made, modify, copy, create derivative works based on, use, offer to sell, sell, export and import any Software Customizations to the extent these are claimed in any patent application filed by TDCC to the extent TDCC may grant rights to Symyx. In the event TDCC elects (ii) above with respect to any Software Customization, TDCC will provide Symyx the opportunity to review and comment on associated patent application drafts at least * days prior to filing or prosecuting any application for a patent with respect to any Software Customization, and shall promptly notify Symyx in the event any patent publishes or is issued with claims covering any Software Customization. Notwithstanding the preceding, it is understood and agreed that U.S. provisional patent applications (filed under 35 U.S.C.§111(b)) may be filed by TDCC without review and comment in order to obtain the earliest possible filing date, but TDCC will use commercially reasonable efforts to seek review and comment from the other party prior to filing such provisional patent applications. Furthermore, for clarification, it is understood that the license to Symyx under this Section shall not apply to any inventions conceived and reduced to practice by TDCC independent of the Developer’s Kit Software and without use of confidential information owned by Symyx. In addition, nothing herein shall be construed to obligate TDCC to grant to Symyx the right to use or sublicense background rights in technology of TDCC that existed prior to the Effective Date. TDCC also is not obligated to disclose to Symyx Software Customizations kept as a trade secret. TDCC will report to Symyx the number of users of the Developer’s Kit Software, within * at the request of Symyx, but not more frequently than *.

5.4 Sample Code. TDCC may use and modify the source code version of those portions of the Software and the Developer’s Kit Software that are identified in the documentation as sample code (“Sample Code”). TDCC may not distribute the Sample Code, or any modified version of the Sample Code, in source code form, except as provided in Section 5.10, but may provide it on a confidential basis to third parties providing services to TDCC for the sole purpose of exercising rights as set forth in this Article 5.

5.5 Software Upgrades and Software Updates. Subject to payment by TDCC of the applicable payments pursuant to Article 8, TDCC and its Affiliates to which rights have been extended pursuant to Section 5.10 will have the right to install and use all Software Upgrades and Software Updates during the Program Term. Software Upgrades and Software Updates shall be provided promptly after release.

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5.6 Limited License. By virtue of this Article, TDCC acquires only the nonexclusive rights to operate the Software and Developer’s Kit Software, and ownership of Software Customizations as specified in this Article 5 and to make copies of the Software and the Developer’s Kit Software as necessary in connection with TDCC’s and its Affiliates’ use thereof. All other rights in the Software and the Developer’s Kit Software, and all title and interest in the Software and the Developer’s Kit Software, or rights in patents, copyrights, and trade secrets in the Software and the Developer’s Kit Software, including the copies of the Software and the Developer’s Kit Software delivered to TDCC and Affiliates, shall at all times remain the property of Symyx. In particular, TDCC shall not acquire by virtue of this Article 5 any rights in or license to, express or implied, patents or intellectual property owned or controlled by Symyx with respect to methods of conducting combinatorial or high throughput research other than as expressly described in the first sentence of this Section 5.6 and as expressly set forth in Articles 6 and 7. TDCC acknowledges and agrees that the features of the graphical user interface of the Software (the “User Interface”), including, without limitation, icons, menu and screen designs, screen layouts, and command and screen sequence, are proprietary to Symyx and are only disclosed to TDCC under a condition of confidentiality, provided that TDCC shall not be required to take actions outside its normal business practices with respect to the visibility of screens in its facilities or restrictions on access that are more stringent than TDCC takes with regard to similar licensed software. TDCC agrees that it will not create software programs incorporating the User Interface or any part thereof, except in accordance with Sections 5.2, 5.3 or 5.4. TDCC further acknowledges that the User Interface is a copyrighted work of Symyx.

5.7 Disclaimer. The Software and the Developer’s Kit Software (including the Sample Code) are provided “AS IS” and without warranty of any kind, except that the Software and the Developer’s Kit Software shall be suitable for use as set forth in Exhibit G. If any Software or the Developer’s Kit Software is not suitable for such use, Symyx shall, at its option, repair or replace at no cost to TDCC any defective or nonconforming Software (or component thereof). The foregoing warranties and remedies will be void as to any Software damaged or rendered unserviceable by: (a) the acts or omissions of personnel other than Symyx employees and Symyx contractors; (b) misuse, abuse, neglect, theft, vandalism, fire, water, or other peril; (c) modification of, alteration of, or additions to any Software performed by non-Symyx personnel; or (d) non-conformities arising from use of the Software with any other hardware, software, firmware, devices, or other products, including Software Customizations. Symyx does not warrant that the Software or the Developer’s Kit Software (including the Sample Code) will meet TDCC’s or its Affiliates’ requirements or that the operation of the Software or the Developer’s Kit Software (including the Sample Code) will be uninterrupted or error free or that the Software or the Developer’s Kit Software (including the Sample Code) will be compatible with other hardware or software that TDCC or its Affiliates may elect to operate. SYMYX MAKES AND TDCC RECEIVES NO OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE IN ANY PROVISION OF THIS AGREEMENT OR OTHER COMMUNICATION WITH TDCC, AND SYMYX SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

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5.8 Source Code. The parties on or before the Effective Date shall enter into a source code escrow agreement that will provide that, in the event Symyx is liquidated, dissolved or ceases to carry on its business, or otherwise becomes unwilling or unable to support TDCC’s use of the Software or the Developer’s Kit Software, on commercially reasonable terms, where TDCC can demonstrate that access to the source code is reasonably necessary for TDCC’s continued use of the Software and/or the Developer’s Kit Software as provided in the Software Deployment Plan, and provided that TDCC is not in default under this Agreement, a copy of the Software source code shall be provided to TDCC solely for the purpose of the Software Development Plan. Such agreement shall contain provisions for periodic verification that the escrowed source code corresponds to Symyx’s then-current version. Such source code escrow agreement shall be in substantially the form entered into between TDCC and Symyx Tech in connection with the Sale and License Agreement entered into between TDCC and Symyx Tech as of October 22, 1999, and may be an amendment of such agreement.

5.9 Restrictions. TDCC will not itself, nor through any parent, Affiliate, agent or other Third Party, except for purposes of exercising licensed rights set forth in this Article 5: (a) reproduce, distribute, copy, sell, lease, license or sublicense the Software, Developer’s Kit Software, or any Software Customization; (b) use the Software, Developer’s Kit Software, or any Software Customization; (c) attempt to, or permit any party to, through any means, reverse engineer, disassemble, decompile, or otherwise attempt to derive source code from the Software or the Developer’s Kit Software; (d) modify, translate, enhance, or create derivative works based on the Software or the Developer’s Kit Software (except as permitted in Sections 5.3 and 5.4); or (e) remove any copyright, trademark or patent notices that appear on the Software or the Developer’s Kit Software as delivered to TDCC. TDCC shall take reasonable steps to limit access to the Software, Developer’s Kit Software, or any Software Customization to employees of TDCC and Affiliates to which rights have been extended pursuant to Section 5.10 and independent contractors notified to Symyx in writing to whom Symyx has no reasonable objection.

5.10 Right to Extend Licenses to Affiliates. TDCC shall have the right to extend the licenses and other rights granted to TDCC in this Article 5 to any of its Affiliates (but such Affiliates shall have no right to grant any further extensions), provided that TDCC shall not then be in default with respect to any of its obligations to Symyx under this Article 5 or related payment obligations under Sections 8.2 or 8.4. Any such extension shall be in writing and shall be accepted in writing by such Affiliate. A copy of such writing shall be provided to Symyx upon request. All of the obligations and restrictions imposed on TDCC in this Agreement with respect to the Software and the Developer’s Kit Software shall apply to such Affiliate to the same extent as they apply to TDCC and the operations of such Affiliate shall be deemed to be the operations of TDCC for purposes of these obligations. TDCC shall account therefore and be primarily responsible for the performance by such Affiliate of all of its obligations hereunder, if the Affiliate fails to comply. A license extended under this Section shall terminate for a given entity at the time such entity ceases to be an Affiliate if not expiring or terminated sooner under the terms of this Agreement, but TDCC shall have the right to end such use over a reasonable time period after the entity ceases to be an Affiliate, not to exceed *, in order to transition the former Affiliate to other software.

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5.11 After Program Term. At the end of the Program Term, all rights granted to TDCC and its Affiliates pursuant to this Article 5 shall terminate and revert to Symyx and TDCC and its Affiliates shall discontinue all use of the Software and the Developer’s Kit Software, remove such Software and Developer’s Kit Software from all workstations, except as permitted by Article 7, and deliver to Symyx all portions and copies of the Software and Developer’s Kit Software and any proprietary materials of Symyx related thereto that may be in its possession. Notwithstanding the prior sentence, TDCC may elect by written notice to Symyx prior to the end of the Program Term to continue the provisions of this Article 5 (with the exception of Section 5.1) for an additional period of * (“Software Extension Term”), in which event the payment obligations set forth in Section 8.4 also shall continue and extend during such Software Extension Term. TDCC will use reasonable efforts to notify Symyx at least * prior to the end of the Program Term, if it desires to continue during the Software Extension Term. * Symyx will take reasonable steps to facilitate the organization and operation of user groups (Renaissance user groups for all interested Symyx customers consistent with Symyx’s practices as of the Effective Date) for Software during the Software Extension Term, if TDCC requests.

5.12 Third Party Claims. In the event that TDCC or Symyx receives a written notice from any Third Party alleging patent infringement, misappropriation of trade secrets, or other violation of intellectual property rights, based on use of Software or the Developer’s Kit Software, such party shall promptly notify the other. Symyx and TDCC shall use commercially reasonable efforts to determine how the objectives of the Software Deployment Plan may be achieved without excessive risks or costs, including potential settlement with the Third Party. Symyx and TDCC, upon advice of counsel, shall each have the right, in its discretion, to cease to use any Software or the Developer’s Kit Software that are the subject of such claim without liability to the other party; provided, however, that if TDCC or Symyx acquires a license to permit the conduct of such activities, and/or if TDCC and Symyx mutually agree in writing upon terms of indemnification for conduct of such activities, then the parties will resume or continue, as appropriate, such activities in accordance with the Software Deployment Plan and the terms and conditions of this Agreement. In the event a party decides to cease to conduct any activities pursuant to this Section 5.12, Symyx and TDCC shall endeavor to change or modify the Software in a manner that maintains the value of the Software Deployment Plan to TDCC. In the event Symyx or TDCC decides to cease to conduct any activities pursuant to this Section 5.12 and such cessation is a material portion of the Software Deployment Plan and the parties are unable to reasonably agree upon changes or modifications that maintains the value to TDCC, TDCC may elect by written notice to Symyx to limit the number of FTEs or otherwise reduce the scope of the Software Deployment Plan and its corresponding payment obligations pursuant to Section 8.2 and 8.4.

5.13 IntelliChem Products. In the event Symyx completes the acquisition of ownership of IntelliChem, Symyx agrees, upon the request of TDCC, to grant, or to cause IntelliChem to grant, to TDCC a worldwide, nonexclusive, nontransferable, nonsublicensable (except as provided in Section 5.10) right to install and use the IntelliChem Products, in object code format, during the Program Term, solely for TDCC’s Internal Research and Development Activities, *. Such license shall be subject to the terms, conditions, restrictions, limitations and disclaimers set forth in this Article 5,

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Section 10.4 and Article 15 as are applicable to the Software to the same extent as if the IntelliChem Products are part of the Software, except: (i) it is not expected that the IntelliChem Products could be deployed and the Software Deployment Plan executed utilizing the resources set forth in Section 5.1 and the parties will discuss in good faith at TDCC’s request resources reasonably required to deploy the IntelliChem Products, (ii) use of the IntelliChem Products by TDCC and its Affiliates shall be limited to * Named Users, and (iii) the * software maintenance fee set forth in Section 5.11(i) does not include support/upgrades/updates of the IntelliChem Products and the parties will discuss in good faith at TDCC’s request support/upgrades/updates of the IntelliChem Products.

Article 6

COMBINATORIAL CHEMISTRY LICENSE

6.1 Combinatorial Chemistry License. Symyx hereby grants to TDCC a * license under the Symyx Combinatorial Patent Rights, and the Symyx Combinatorial Know How, solely to use and make Combinatorial Chemistry for TDCC’s Internal Research and Development Activities during the Program Term and thereafter solely as set forth in Sections 6.6 and 6.7. The license set forth in this Section specifically excludes the right to copy or reverse engineer Symyx designed instruments, equipment, components, parts or software. Exhibit K sets forth how Symyx Combinatorial Patent Rights and Symyx Combinatorial Know-How are to be disclosed.

6.2 Non-Opposition. The license set forth in Section 6.1 shall terminate with respect to any specified Symyx Combinatorial Patent Rights, if, during the term thereof, TDCC or an Affiliate to which rights have been extended pursuant to Section 6.4, directly or indirectly, provokes, requests, or otherwise attempts to initiate a reexamination proceeding in the United States Patent and Trademark Office with respect to any claim in such specified Symyx Combinatorial Patent Rights as to which TDCC has license rights under Section 6.1, or files a notice of opposition or participates in any opposition against any claim in any Symyx Combinatorial Patent Rights as to which TDCC has license rights under Section 6.1. TDCC or the Affiliate shall have thirty (30) days to withdraw such reexamination or opposition after notice from Symyx to avoid termination of the license.

6.3 Disclaimer. SYMYX MAKES NO OTHER REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SYMYX COMBINATORIAL PATENT RIGHTS, OR SYMYX COMBINATORIAL KNOW HOW, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY SYMYX COMBINATORIAL PATENT RIGHTS OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

6.4 Right to Extend Licenses to Affiliates. TDCC shall have the right to extend the licenses and rights set forth in this Article 6 to any of its Affiliates (but such Affiliates shall have no right to grant any further extensions), provided that TDCC shall not then be in default with respect to any of its obligations to Symyx under this Article 6 or Section 8.5. Any such extension shall be in writing and shall be accepted in writing by such Affiliate. A copy of such writing shall be provided to Symyx upon request. All of the restrictions set forth in this Agreement with respect to the

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Combinatorial Chemistry License shall apply to such Affiliate to the same extent as they apply to TDCC and the operations of such Affiliate shall be deemed to be subject to the same obligations as the operations of TDCC. TDCC shall account therefore and be primarily responsible for the performance by such Affiliate of all of its obligations hereunder, if the Affiliate fails to comply. A license extended under this Section 6.4 shall terminate for a given entity at the time such entity ceases to be an Affiliate if not expiring or terminated sooner under the terms of this Agreement.

6.5 After Program Term. TDCC may extend the term of the license granted pursuant to Section 6.1 on an annual basis by written notice to Symyx at least * prior to the expiration of the Program Term and each anniversary thereof that the license remains in force. If TDCC elects to extend the term of such license, TDCC shall pay Symyx * for each year the license extension is in place, for a license of the same scope as set forth in this Article 6. In the event TDCC desires a license of reduced scope, the parties shall negotiate in good faith the terms and conditions of such reduced license.

6.6 Workflows, Instruments and Equipment Created Pursuant to License. The license provided in this Article 6 (and related provisions) shall continue in effect after the Program Term (and any extension pursuant to Section 6.5) or after an earlier termination of Article 6, as applicable, solely with respect to any specific workflow, instrument or equipment within the license in Section 6.1 that is built (or assembled) and validated during the Program Term (or an extension thereof pursuant to Section 6.5 or as set forth in Section 6.7), or prior to any earlier termination of Article 6, as applicable, for the life of such workflow, instrument or equipment. For purposes of clarification, the prior sentence is applicable only with respect to actual workflows, instruments or equipment built (or assembled) and validated during the Program Term (or an extension thereof pursuant to Section 6.5 or as set forth in Section 6.7), ), or prior to any earlier termination of Article 6, as applicable, and not to duplicates, copies or replacements thereof (provided that during the Program Term, TDCC may request information from Symyx as to the expected cost of a license under Symyx intellectual property, if any, for TDCC to duplicate any particular workflow, instrument or equipment, and Symyx shall provide such information and a binding offer on reasonable terms upon request). A workflow, instrument or equipment shall be validated when it is demonstrated to be capable of performing the experiments for which it was designed in a repeatable manner with a demonstrated, significant correlation to conventional (non-Combinatorial) experiments. At the end of the Program Term, TDCC upon request shall notify Symyx of the workflows, instruments and equipment subject to this license (such information to be deemed Confidential Information and may be subject to enhanced protection reasonably requested by TDCC).

6.7 Work in Process. In the event TDCC undertakes the development of a workflow, instrument or equipment at least * prior to the end of the Program Term, such workflow, instrument or equipment is reasonably intended to be completed by the end of the Program Term (or any extension pursuant to Section 6.5), and such workflow, instrument or equipment is substantially complete by the end of the Program Term, TDCC shall be licensed under this Article 6 to complete the development of such workflow, instrument or equipment for an additional *. If such workflow, instrument or equipment is validated (as described in Section 6.6) by the end of such * period, such

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workflow, instrument or equipment shall be within the license set forth in Section 6.6. At the end of the Program Term, TDCC upon request shall notify Symyx of the workflows, instruments and equipment subject to this Section 6.7 (such information to be deemed Confidential Information and may be subject to enhanced protection reasonably requested by TDCC).

6.8 Results of Research. TDCC and its Affiliates to whom rights are extended pursuant to Section 6.4 shall have the right during the Program Term and thereafter to sell or otherwise transfer to Third Parties products resulting from conducting research pursuant to the license provided in this Article 6 and to license technology resulting from conducting research pursuant to the license provided in this Article 6 without additional consideration due Symyx, except for royalties otherwise due if the underlying product was subject to royalty provisions under this Agreement or the CRLA. Notwithstanding the above, TDCC shall not have the right to transfer Discovery Tool Systems or components thereof to parties other than Affiliates.

6.9 Third Party Patents. Upon request of TDCC or Symyx during the Program Term, but not more frequently than four (4) times per calendar year, representatives of each party shall meet to discuss Third Party patents and pending patent applications that may impact the use of Combinatorial Chemistry Technology. The purpose of the discussion is to share information concerning prior art, the scope and interpretation of patent claims and methods of avoiding infringement. Neither party shall be obligated to share information that it deems may compromise attorney-client privilege.

Article 7

DISCOVERY TOOLS

7.1 General Principles. It is the expectation of TDCC and Symyx DTools that at TDCC’s request and in accordance with a mutually agreed upon schedule, Symyx DTools shall deliver to TDCC Discovery Tools Systems during the Program Term. TDCC commits to purchase an average of * in Tools Price of Symyx Discovery Tools per year during the Program Term for a total of at least * of Symyx Discovery Tools during the Program Term, including at least * in aggregate Tools Price of Symyx Discovery Tools in * (including at least *on or before *) and at least * in aggregate Tools Price of Symyx Discovery Tools in *, provided Symyx DTools is able to deliver within such time periods the Discovery Tools Systems as set forth in Exhibit H. In the event TDCC purchases a greater amount of Symyx Discovery Tools during the Program Term than described in the previous sentence, the pricing provisions set forth in this Article 7 shall apply to such additional purchases. Attached hereto as Exhibit H is the parties’ determination of the deliverables for the first year and a tentative plan with respect to deliverables for one or more subsequent years. Subject to the terms of this Agreement, TDCC will have flexibility to select the Discovery Tools it wishes to acquire during the Program Term. TDCC will provide to Symyx annually during the Program Term a two-year estimate of projected Discovery Tool purchases. TDCC and Symyx will consult and take commercially reasonable actions to address each others interests in making reasonable adjustments in scheduling and delivery of Discovery Tool Systems. TDCC shall provide Symyx with at least * notice prior to the desired delivery of a Discovery Tools system unless mutually agreed otherwise

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and Symyx will inform TDCC of estimated lead times required for Discovery Tool Systems to assist TDCC in planning.

7.2 Eligible Tools Systems. Symyx DTools shall transfer and make available for delivery to TDCC pursuant to this Article 7 during the Program Term the following categories of Discovery Tools Systems: *.

7.3 Procedure. TDCC shall notify Symyx DTools at such time as it (or an Affiliate to which TDCC has extended rights pursuant to Section 7.15) is interested in acquiring a Discovery Tools System hereunder. At such time as the specifications for a Discovery Tools System are finalized, Symyx DTools will provide to TDCC or such Affiliate a mutually-acceptable detailed estimate of the Tools Cost Basis for such Discovery Tools System (as agreed upon by the parties, a “Detailed Cost Estimate”). If the parties do not agree on the estimate for the Tools Cost Basis, Symyx shall upon request make available for review documentation reasonably in its possession concerning the basis for such Tools Cost Basis. If the parties still do not agree on the estimate, the matter will be elevated by the Tools Committee to the Advisory Committee and then to the Executive Committee. If TDCC or such Affiliate elects to proceed with acquisition of such Discovery Tools System, TDCC or such Affiliate and Symyx DTools will enter into a definitive agreement that specifies the description and specifications of the Discovery Tools System, the anticipated Tools Price for such system based on the Detailed Cost Estimate, the provisions that will apply with respect to validation, delivery and payment for such system, the training and documentation to be delivered in connection with the Discovery Tools System, whether such Discovery Tools System will include TDCC Supplied Components as described in Section 7.5, the warranty coverage applicable to such Discovery Tools System and any other relevant terms and conditions not otherwise specified herein. Symyx DTools shall use commercially reasonable efforts to deliver each Discovery Tools System within * following the effective date of the definitive agreement for such system, unless otherwise agreed. During fabrication of a Discovery Tools System, Symyx DTools shall provide periodic (at least quarterly) revised estimates of the anticipated Tools Cost Basis of such system. In the event that Symyx DTools believes that the Tools Cost Basis of a Discovery Tools System is likely to exceed the Detailed Cost Estimate provided pursuant to this Section 7.3 by more than * (excluding increases based on change orders or agreed upon changes in the design or components of the Discovery Tools System), Symyx DTools shall provide prompt written notice thereof to TDCC, together with an estimate of the anticipated amount of the cost overrun and an explanation of the reasons therefore. Symyx DTools shall cooperate fully with TDCC to mitigate any such cost overrun. In the event Symyx DTools notifies TDCC that the actual Tools Cost Basis for a Discovery Tools System is likely to exceed * of the Detailed Cost Estimate (excluding increases based on change orders or agreed upon changes in the design or components of the Discovery Tools System), or if the periodic revised estimates of the anticipated Tools Cost Basis of a Discovery Tools System provided by Symyx DTools demonstrate that the actual Tools Cost Basis for a Discovery Tools System is likely to exceed * of the Detailed Cost Estimate provided to TDCC hereunder (excluding change orders or agreed upon changes in the design or components of the Discovery Tools System), TDCC may elect to terminate the relevant definitive agreement for such Discovery Tools System by written notice to Symyx. Upon such termination, TDCC will notify Symyx it will either: (i) pay to Symyx DTools the

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Tools Price, based on the Tools Costs Basis incurred through the date written notice of termination is received by Symyx, and Symyx shall provide to TDCC all materials constituting work in progress or completed paid for by TDCC in accordance therewith, or (ii) authorize Symyx to continue work only to a defined point where the materials constituting the work in progress shall then be delivered to TDCC with payment then due as in (i) above. In the event any particular Discovery Tools System is completed and delivered hereunder and the actual Tools Cost Basis for such Discovery Tools System exceeds * of the Detailed Cost Estimate provided to TDCC hereunder (excluding change orders or agreed upon changes in the design or components of the Discovery Tools System), TDCC may elect by written notice to Symyx to reduce its total commitment to purchase Discovery Tools System under this Agreement (as set forth in Section 7.1) by *. In the event of change orders or changes in the design or components of the Discovery Tools System that TDCC or such Affiliate requests and that the parties mutually approve, the parties will negotiate appropriate adjustments to the applicable cost estimate and pricing of the Discovery Tools System based on such changes.

7.4 Tools Price. TDCC shall pay Symyx DTools for Discovery Tools Systems transferred during the Program Term the Tools Price as follows: (1) for Newly Developed Discovery Tools Systems or modules of Discovery Tools Systems that are designated Newly Developed Discovery Tools System, the Tools Price shall be *; and (2) for all other Discovery Tools Systems (excluding modules that are designated a Newly Developed Discovery Tools System), the Tools Price shall be *. In addition to the Tools Price, TDCC also shall pay Symyx DTools the cost of any additional warranty beyond the Warranty Period as provided for in the agreement for any particular Discovery Tools System as set forth in Section 7.11. The Tools Price described in this Section 7.4 is exclusive of federal, state, and local excise, sales, use, value added/ad volorem taxes, surtax and personal property taxes, fees export/import charges and other governmental assessments and similar taxes. TDCC shall be liable for and shall pay all applicable taxes and duties (other than taxes imposed on or measured by net income) appropriately invoiced by Symyx DTools, except to the extent TDCC provides Symyx DTools with a properly executed tax exemption certificate prior to delivery of an invoice setting forth any such taxes. TDCC shall not be liable for any federal, state, or local income tax, franchise tax, or similar tax based upon Symyx’s income. In addition to the Tools Price, TDCC shall bear all costs for transportation, shipping, and insurance expenses in respect of shipment to a delivery point designated by TDCC. The Tools Price shall be payable upon delivery and completion of validation of the Discovery Tools System as set forth in the agreement for each Discovery Tools System, unless otherwise mutually agreed by the parties, except that the definitive agreement for each Discovery Tools System described in Section 7.3 will provide for some level of advance payments to fund the development and construction of the Discovery Tools System. The total Tools Price paid by TDCC and its Affiliates for any and all Discovery Tools System and Newly Developed Discovery Tools System shall be included in determining whether TDCC has satisfied its commitments under Section 7.1.

7.5 TDCC Supplied Components. The parties may agree, on a case by case basis, to include TDCC Supplied Components within a Discovery Tools System, which agreement will not unreasonably be withheld. For example, commercial analytical equipment may be TDCC Supplied Components by mutual agreement. TDCC Supplied Components should not necessitate additional

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software, engineering or chemistry work on the part of Symyx. It is understood, however, that Symyx routinely incorporates Third Party components in its Discovery Tools Systems, and that the integration, software control, validation, warranty and support of these items within the context of an integrated workflow constitutes part of the value of a Discovery Tools System. Accordingly, the parties expect that Symyx will continue to incorporate Third Party components in its Discovery Tools Systems consistent with its current business practices and that such Third Party components will be included within the Tools Cost Basis, absent an agreement that they shall be TDCC Supplied Components.

7.6 Tools License. Subject to the terms and conditions of this Agreement, Symyx hereby grants to TDCC the following licenses in connection with any Discovery Tools System delivered hereunder, in each case for the life of such Discovery Tools System (without regard for any expiration or termination of this Agreement or of the Program Term):

7.6.1	a * license, without the right to sublicense, under the Symyx Combinatorial Patent Rights, to use, maintain or have maintained and repair each Discovery Tools System as delivered hereunder solely for TDCC’s Internal Research and Development Activities;

7.6.2	a * license, without the right to sublicense, to install and use the software delivered with each Discovery Tools System as delivered hereunder, on the computer workstations delivered in connection therewith (and any replacements thereof) solely in connection with TDCC’s operation of such Discovery Tools System for TDCC’s Internal Research and Development Activities, provided that Symyx does not provide, and TDCC shall be responsible to secure or use, its own Oracle database and operating system and appropriate licenses thereto, as well as licenses for any Third Party software TDCC wishes to use (e.g., Spotfire); and

7.6.3	a * license, without the right to sublicense, to use the Symyx Combinatorial Know How in connection solely with the operation, maintenance and repair of each Discovery Tools System as delivered hereunder, solely for TDCC’s Internal Research and Development Activities.

The licenses granted to TDCC in this Section 7.6 shall be transferable to any TDCC Affiliate to which the Discovery Tools System has been transferred, but only for use in the research, development, and commercialization activities of such Affiliate (consistent with the provisions of Section 1.47 if such Affiliate is substituted for TDCC in such definition). The licenses granted to TDCC in this Section 7.6 shall be paid up upon payment by TDCC of the Tools Price as set forth in Section 7.4 and Section 8.3. For purposes only of this Section 7.6, “Symyx Combinatorial Patent Rights” shall include patent rights based on claims in patents owned or controlled in the sense of having the right to grant licenses without accounting to a Third Party by Symyx after the Program Term.

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7.7 Named Users. While the Software license set forth in Article 5 remains in force, TDCC shall not be limited in the number of users. During any period of time that the Software license set forth in Article 5 is not in force, the license set forth in Section 7.6.2 shall be limited to *. The Named Users may install * software, as well as Software Updates and Software Upgrades thereto, on separate laboratory, office, home, or notebook computers, or on replacements of these computers, but use of such software is limited solely to the Named Users. During any period of time that the Software license set forth in Article 5 is not in force, TDCC agrees to establish and maintain records of Named Users and changes to Named Users.

7.8 TDCC Improvements. TDCC may at its option notify Symyx of any TDCC Improvements during the term of this Agreement; provided that TDCC shall promptly notify Symyx in the event any patent publishes or is issued with respect to any TDCC Improvements. TDCC is not required to license or offer TDCC Improvements for license to Symyx or anyone else, and any license of TDCC Improvements to an Affiliate of TDCC shall not be deemed a license that triggers the provisions of this Section. During the Program Term and for * thereafter, TDCC hereby grants Symyx *. Nothing contained herein shall be deemed to provide a license to TDCC to Symyx’s intellectual property rights with respect to any license agreement TDCC may enter into with a Third Party pursuant to the provisions of this Section.

7.9 Consumables. TDCC may purchase consumables for the operation of Discovery Tools Systems delivered hereunder or have consumables made for such use by TDCC or its Affiliates, without compensation to Symyx, provided that Symyx patents are not infringed by article claims directed to such consumables. TDCC may purchase or otherwise acquire consumables for the operation of the Discovery Tools Systems delivered hereunder from Symyx Dtools at Symyx Dtools’ then-current fees. Symyx DTools agrees to negotiate in good faith with respect to quantity discounts for Consumables purchases consistent with its practices for similar transactions. Symyx Dtools will make good faith and commercially reasonable efforts to satisfy TDCC’s requirements for such consumables as necessary for the operation of the Discovery Tools Systems, provided TDCC has given Symyx Dtools adequate lead time for the delivery of such consumables. Prior to the beginning of each calendar quarter, TDCC shall provide to Symyx Dtools a forecast of TDCC’s anticipated requirements for consumables for the next * and Symyx shall confirm the price at which these are available to TDCC. Each forecast shall be non-binding on TDCC; provided, however, that TDCC shall use commercially reasonable efforts to make such forecasts as accurate as possible. TDCC may initiate purchases of such consumables by fax or by e-mail (at an address to be designated by Symyx Dtools) or by submitting written purchase orders to Symyx Dtools. In the event Symyx Dtools is unwilling or unable, either itself or through a designated licensee or third party, to satisfy TDCC’s requirements for consumables, and such consumables are alone, or in combination with a Discovery Tools System or component thereof, covered by a claim of an issued patent owned or controlled by Symyx, which claim has not expired or been held to be invalid or unenforceable by a court of competent jurisdiction, Symyx agrees to grant, and hereby grants, to TDCC a nonexclusive, royalty bearing, limited license to make or have made such consumables solely for TDCC’s Internal Research and Development Activities only in connection with the operation of the Discovery Tools System. In the event TDCC elects to have such consumables made for it by a Third Party under such

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license, the contract with the Third Party to supply consumables will specify that the license is only to make and sell these licensed consumables for the use and benefit of TDCC and TDCC Affiliates. The parties agree to document the terms of such a license in good faith, with such royalty not exceeding *.

7.10 Legend. All copies of the Discovery Tools Systems delivered hereunder and any accompanying software and related documentation shall include Symyx’s copyright, trademarks, patent numbers and other proprietary notices in the manner in which such notices were placed by Symyx on such Software and documentation. Further, Symyx may label the Discovery Tools Systems with a permanent non-erasable identification label including but not limited to Symyx’s name, Symyx’s model number, a sequential serial number in Symyx’s standard format, lot code identifier, date of manufacture, location manufactured and specification version to which the Discovery Tools System was manufactured. TDCC shall not knowingly remove, obscure, or alter Symyx’s copyright notices, trademarks, patent numbers or other proprietary rights notices affixed to or contained within the Discovery Tools Systems and any accompanying software and related documentation.

7.11 Limited System Warranty. Symyx DTools warrants to TDCC that that each Discovery Tools System sold and licensed by Symyx DTools hereunder shall conform in all material respects with the specifications for such System for a * Warranty Period (“Warranty Period”). The Warranty Period shall not commence until the completion of re-assembly of the Discovery Tools System at the site of TDCC or the TDCC Affiliate taking delivery. Symyx does not warrant that any Discovery Tools System will meet TDCC’s requirements or that the operation of any Discovery Tools System will be uninterrupted or error free or that any Discovery Tools System will be compatible with other hardware or software that TDCC may elect to operate with any Discovery Tools System. If any Discovery Tools System does not meet the warranty specified above during the Warranty Period, Symyx Dtools shall, at its option, repair or replace at no cost to TDCC any defective or nonconforming Discovery Tools System (or component thereof). The foregoing warranties and remedies will be void as to any Discovery Tools System, components, or associated software damaged or rendered unserviceable by: (a) the acts or omissions of personnel other than Symyx employees and Symyx contractors; (b) misuse, abuse, neglect, theft, vandalism, fire, water, or other peril; (c) modification of, alteration of, or additions to any Discovery Tools System or associated software performed by non-Symyx personnel; or (d) non-conformities arising from use of any Discovery Tools System with any other hardware, software, firmware, devices, or other products, including TDCC Improvements. During the Warranty Period, TDCC will be entitled to rights consistent with Symyx DTools’ standard warranty support terms and conditions, including web site access, phone support, periodic maintenance calls for warranty related items and ability to attend user group meetings. The agreement for any particular Discovery Tools System shall specify whether the Warranty Period will be extended beyond that provided for in this Section 7.11, on the terms and conditions set forth herein, or whether any services following the Warranty Period will be on a time and materials basis. Extended warranty coverage beyond the Warranty Period may be provided for in the agreement for any particular Discovery Tools System at a cost of *. After the Warranty Period, additional support may be provided as set forth in Section 7.19.

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7.12 Disclaimer. EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN SECTION 7.11, SYMYX MAKES AND TDCC RECEIVES NO OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE IN ANY PROVISION OF THIS AGREEMENT OR OTHER COMMUNICATION WITH TDCC WITH RESPECT TO ANY DISCOVERY TOOLS SYSTEM DELIVERED UNDER THIS AGREEMENT, AND SYMYX SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

7.13 Source Code. The parties shall enter into a source code escrow agreement that will provide that, in the event Symyx is liquidated, dissolved or ceases to carry on its business, or otherwise becomes unwilling or unable to support TDCC, on commercially reasonable terms, in its use of the Discovery Tools Systems delivered hereunder, where TDCC can demonstrate that access to the source code for the software delivered with such Discovery Tools Systems is reasonably necessary for TDCC’s continued use of the Discovery Tools Systems, and provided that TDCC is not in default under a term of this Agreement related to Discovery Tools Systems, a copy of such software source code shall be provided to TDCC solely for the purpose of operating, repairing, and maintaining the Discovery Tools Systems. Such agreement shall contain provisions for periodic verification that the escrowed source code corresponds to Symyx’ then-current version. Such source code escrow agreement shall be in substantially the form entered into between TDCC and Symyx Tech in connection with the Sale and License Agreement entered into between TDCC and Symyx Tech as of October 22, 1999, and may be an amendment thereto.

7.14 Restrictions. TDCC agrees that it will not itself, nor through any parent, subsidiary, Affiliate, agent or other Third Party: (i) reproduce, distribute, copy, sell, lease, license or sublicense any Discovery Tools System delivered hereunder or components thereof or accompanying software (other than for back-up purposes), or any documentation directly related thereto (other than as reasonably required in connection with the use, maintenance, repair or operation of any Discovery Tools System); (ii) use any Discovery Tools System delivered hereunder, components thereof or accompanying software other than as licensed in Section 7.6 above; (iii) use the software delivered with any Discovery Tools System delivered hereunder in connection with any system or equipment other than the Discovery Tools System (other than in connection with TDCC Improvements to a Discovery Tools System that do not change the basic functionality of such Discovery Tools System and other than as permitted under Article 5); (iv) attempt to, or permit a Third Party to, through any means, reverse engineer, disassemble, decompile or otherwise attempt to derive source code from the software delivered with any Discovery Tools System delivered hereunder; or (v) use such software in connection with any time-sharing or other multi-user network or service bureau. Further, TDCC agrees that access to such software shall be limited to employees of TDCC and Affiliates to which rights have been extended pursuant to Section 7.15 (and those independent contractors approved by Symyx in writing) working directly with a Discovery Tools System, or as permitted under Article 5 or Section 16.5. Additionally, following the Program Term, or at anytime when Symyx is unwilling or unable to provide technical support to TDCC for its operation of the System, TDCC may provide access to a Discovery Tools System in confidence to one or more Third Parties that TDCC may retain to provide such technical support.

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7.15 Right to Extend Licenses to Affiliates. TDCC shall have the right to extend the licenses and rights set forth in this Article 7 to any of its Affiliates (but such Affiliates shall have no right to grant any further extensions) consistent with the provisions of Section 1.47 if such Affiliate is substituted for TDCC in such definition, provided that TDCC shall not then be in default with respect to any of its obligations to Symyx under this Article 7 or Section 8.3. Any such extension shall be in writing and shall be accepted in writing by such Affiliate. A copy of such writing shall be provided to Symyx upon request. All of the restrictions set forth in this Agreement with respect to the Discovery Tools Systems shall apply to such Affiliate to the same extent as they apply to TDCC and the operations of such Affiliate shall be deemed to be the operations of TDCC for purposes of this Agreement only. TDCC shall account therefore and be primarily responsible for the performance by such Affiliate of all of its obligations hereunder, if the Affiliate is not in compliance. A license extended under this Section shall terminate for a given entity at the time such entity ceases to be an Affiliate if not expiring or terminated sooner under the terms of this Agreement, except as provided in Section 16.5.

7.16 Committees. A manufacturing and operating committee shall be formed to oversee and monitor the manufacture and validation of each Discovery Tool System and the implementation of this Agreement (a “Tools Committee”). Each Tools Committee shall have at least *, but no more than *, members and shall be comprised of an equal number of representatives designated by Symyx DTools and designated by TDCC. Symyx Dtools and TDCC may replace their respective Tools Committee representatives at any time, upon written notice to the other party. Each Tools Committee shall be responsible to oversee and monitor material aspects of Symyx DTools’ assembly and manufacture of a Discovery Tools System and issues pertaining to cost estimates and overruns as set forth in Section 7.3 and Tools Price in Section 7.5; review conformance of the Discovery Tools System to the corresponding specifications; review and coordinate delivery scheduling; coordinate and facilitate purchase and supply of consumables; and otherwise facilitate an effective flow of information between TDCC and Symyx Dtools in respect of each Discovery Tools System and its manufacture, delivery, operation, maintenance and repair.

7.17 Results of Research. TDCC and its Affiliates to whom rights are extended pursuant to Section 7.15 and successors under Section 16.5 shall have the right during the Program Term and thereafter to sell or otherwise transfer to Third Parties products resulting from conducting research using Discovery Tools purchased and licensed pursuant to this Article 7 and to license technology resulting from conducting research pursuant to the license provided in this Article 7 without additional consideration due Symyx, except for royalties otherwise due if the underlying product was subject to royalty provisions under this Agreement or the CRLA. Research independent of the Research Program conducted by TDCC and its Affiliates to whom rights are extended pursuant to Section 7.15 using Discovery Tools purchased and licensed pursuant to this Article 7 will not result in Program Technology.

7.18 Indemnification Against Claims of Infringement. In the event any claim, action, suit or proceeding is brought in * against TDCC claiming that a Discovery Tools System or any component thereof infringes a claim of a Third Party’s * patent or * copyright or misappropriates a

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trade secret right, Symyx shall defend the same at its expense and pay any costs, damages and attorney fees finally awarded or negotiated as a result of settlement or judgment against TDCC, provided that TDCC gives Symyx prompt written notice within * of such claim against it and cooperates reasonably with Symyx in providing all authority, information and reasonable assistance to enable Symyx at its option to settle or defend such claim. Any settlement that * shall require prior written consent from TDCC, which shall not be unreasonably withheld. Symyx shall have no liability for any claim hereunder based on the incorporation into a Discovery Tools System of any TDCC Improvement or any other hardware or software if such claim would have been avoided had such TDCC Improvement or other hardware or software not been incorporated into the Discovery Tools System. In the event any such legal proceeding is brought, Symyx may, at its option and expense, replace or modify the Discovery Tools System or parts thereof to render it non-infringing, or procure for TDCC the right to continue using the Discovery Tools System, provided in each case *. THE FOREGOING PROVISIONS OF THIS SECTION 7.18 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF THE PARTIES WITH RESPECT TO ANY ALLEGED OR ACTUAL INFRINGEMENT OR MISAPPROPRIATION OF PATENTS, COPYRIGHTS, MASK WORK RIGHTS, TRADE SECRETS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY A DISCOVERY TOOLS SYSTEM OR ANY PART THEREOF DELIVERED TO TDCC. SYMYX’S LIABILITY UNDER ANY CAUSE OF ACTION ARISING UNDER THIS SECTION IS LIMITED TO * WITH RESPECT TO THE PARTICULAR DISCOVERY TOOLS SYSTEM OR SYSTEMS SUBJECT TO SUCH CAUSE OF ACTION.

7.19 Technical Support Outside of Warranty. Symyx will, at TDCC’s request, negotiate in good faith to provide to TDCC technical and maintenance support for Discovery Tools Systems after the Warranty Period on terms competitive with those offered to Third Parties, including phone support, maintenance services and the ability to participate in user groups. Symyx will take reasonable steps to facilitate the organization and operation of user groups (Renaissance user groups for all interested Symyx customers consistent with Symyx’s practices as of the Effective Date), if TDCC requests. Symyx’s current rate as of the execution of this Agreement for out of warranty service is . Symyx will from time to time provide TDCC with updated information with respect to Symyx’s current policies and rates for such service. Symyx will use commercially reasonable efforts to respond within in the event of a “critical” support request from TDCC. A “critical” problem is one rendering a system inoperable, with significant business impact to TDCC and no viable workaround, where TDCC requires an immediate fix or workaround in order to resume operation of the Discovery Tools System.

7.20 Disposal of Discovery Tools Systems. If a Discovery Tools System is no longer required by TDCC or an Affiliate, TDCC shall notify Symyx, and if Symyx so elects, Symyx may purchase such Discovery Tools System from TDCC at *. In the event Symyx does not elect to purchase such Discovery Tools System from TDCC, TDCC may sell the Discovery Tools System to a Third Party at *, with the prior consent of Symyx, such consent not to be unreasonably withheld. If Symyx is notified by TDCC of a proposed sale of a particular Discovery Tools System, Symyx shall notify TDCC within * whether or not it will consent to such sale. TDCC also may pursue either a donation or sale for salvage of the Discovery Tools System on terms that protect Symyx confidential

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information while providing fair return for TDCC, with the prior consent of Symyx, such consent not to be unreasonably withheld. If Symyx is notified by TDCC of a proposed donation or sale for salvage of a particular Discovery Tools System, Symyx shall notify TDCC within * days whether or not it will consent to such donation or sale for salvage. Any disagreement between the parties with respect to the unreasonableness of a failure to consent under this Section 7.20 shall be resolved pursuant to Section 16.18.

Article 8

PAYMENTS

8.1 Research Program Funding. TDCC shall pay Symyx Tech for FTE time spent on Research Program at a rate per FTE of * per year during the Program Term, adjusted pursuant to Section 8.7. Payment shall be made in each quarter according to the staffing for the quarter as set forth in Section 2.1.1(b), at the funding rate set forth above. In the event actual staffing for a particular quarter does not equal the staffing as paid, appropriate adjustments shall be made as part of the subsequent quarter’s invoice.

8.2 Software Support, Integration and Implementation. TDCC shall pay Symyx DTools for FTE time spent by the informatics FTEs described in Section 5.1 at a rate per FTE of * per year during the Program Term, adjusted pursuant to Section 8.7. Payment shall be made in each quarter according to the staffing for the quarter as set forth in Section 5.1, at the funding rate set forth above. In the event actual staffing for a particular quarter does not equal the staffing as paid, appropriate adjustments shall be made as part of the subsequent quarter’s invoice. It is understood that TDCC shall not pay the informatics FTEs for any time spent on preparing or delivering documentation with respect to Symyx’s standard Software products, as consideration for same is included in the payments set forth in Section 8.4, provided that TDCC shall pay the informatics FTEs for time spent on preparing or delivering documentation with respect to Software customized for TDCC. *

8.3 Discovery Tools. TDCC will make payments to Symyx DTools for Discovery Tools Systems purchased as set forth in Article 7, with * of the anticipated Tools Price due within * after execution of a definitive agreement for a particular Discovery Tools System as described in Section 7.3, and the remainder of the actual Tools Price due within * after the delivery and validation of such Discovery Tools System as described in Section 7.3, unless otherwise agreed.

8.4 Software License Fees. In consideration for the Software licenses as set forth in Article 5, TDCC shall pay to Symyx DTools an annual software license fee in the amount of * during the Program Term and Software Extension Term, if any, and other payments, if any, as set forth in Section 5.11. Such annual payments shall be due and payable in equal quarterly installments.

8.5 Technology License and Transfer Alliance Payments. * TDCC shall pay to Symyx Tech an annual technology license and transfer alliance payment in the amount of * each year during the Program Term. Such annual payments shall be due and payable in equal quarterly installments.

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8.6 Quarterly Payments. The amounts set forth in Sections 8.1, 8.2, 8.4 and 8.5 shall be paid in quarterly installments during each year of the Research Program, beginning on * and each three months thereafter. All such payments are nonrefundable and noncreditable, except as provided in Article 15. Symyx shall provide invoices to TDCC thirty (30) days in advance of the date a payment is due. Each invoice shall provide reasonable supporting documentation consistent with the terms of this Agreement with the details that TDCC requires to authorize such payments consistent with its business practices.

8.7 FTE Rate Adjustments. The FTE rates set forth in Sections 8.1 and 8.2 shall be subject to adjustment as follows: *.

8.8 *

8.9 Program Records. Symyx shall keep complete, true and accurate books of account and records sufficient to determine the number/hours of FTE’s utilized in each quarter during the Program Term in connection with the performance of the Research Program, the Software deployment and the effort to construct and deliver Discovery Tools hereunder. Symyx shall also make available other books and records as may be necessary to confirm *. Such books and records shall be kept at the principal place of business of Symyx for at least * following the end of the calendar year quarter to which they pertain. Such records will be open for inspection during normal business hours upon * prior notice during such * period, by an independent auditor of TDCC, for the purpose of verifying the number of Symyx FTE’s used in the Research Program, the Software deployment and the effort to construct and deliver Discovery Tools hereunder during the Program Term as well as other information relevant to determination of *. Such inspections may be made no more than once each calendar year, at reasonable times mutually agreed by Symyx and TDCC. It is understood and agreed that TDCC’s auditor will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 8.9 shall be at the expense of TDCC, unless a variation or error producing an increase in the payment due exceeding the * for any period covered by the inspection is established in the course of any such inspection, whereupon all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid promptly by Symyx together with interest thereon from the date such payments were due at the lesser of (i) or (ii) the maximum rate permitted by law.

8.10 Royalties. TDCC shall pay to Symyx Tech (a) a royalty on Net Sales of Products by TDCC and its Affiliates and TDCC Joint Ventures as set forth in Exhibit J, and (b) a share of any payments from Sublicensees as set forth in Exhibit J.

8.11 Payments in Lieu of Royalties. Royalties due on Net Sales of Products or classes of Products may be burdensome to calculate and report. TDCC and Symyx Tech in such cases will seek to negotiate an alternative basis for calculation of consideration payable in lieu of running royalties on such classes of Products, which both parties deem will result in a payment to Symyx Tech of an amount commensurate with the royalties otherwise payable under Section 8.10.

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8.12 Third Party Royalties. Symyx shall not be responsible for payments due to Third Parties for the manufacture, sale, or use of Products by TDCC or its Affiliates or Sublicensees, unless Symyx has entered into a specific written contract to pay same.

8.13 Convenience of the Parties. The parties acknowledge that Symyx may not own or control patent applications or patents covering the manufacture, sale or use of a particular Product; however, that parties agree that substantial value is expected to be contributed by Symyx in accelerated identification, time to market, enhanced probability of success, and the potential for multiple leads and, for the convenience of the parties, TDCC agrees to pay royalties as specified herein during the applicable royalty period, regardless of whether a Product is covered by a patent application or patent owned or controlled by Symyx.

Article 9

PAYMENTS; BOOKS AND RECORDS

9.1 Royalty Reports and Payments. Except as otherwise provided in Exhibit J, after the first commercial sale of a Product on which royalties are payable by TDCC or its Affiliates hereunder, TDCC shall make quarterly written reports to Symyx Tech within * after the end of each calendar year quarter, stating in each such report, separately for TDCC and each Affiliate, the number, description, and aggregate Net Sales, of each Product or class of Products sold during the calendar year quarter upon which a royalty is payable under Section 8.10. Concurrently with the making of such reports, TDCC shall pay to Symyx Tech all royalties due in respect of such Net Sales at the rate determined in accordance with Section 8.10.

9.2 Payment Method. All payments due Symyx under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by Symyx Tech or Symyx Dtools. All payments hereunder shall be made in U.S. dollars. All payments due TDCC under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by TDCC. Any payments that are not paid by the end of the calendar quarter when such payments are due under this Agreement shall bear interest at the lesser of (i) * or (ii) the maximum rate permitted by law, in each case calculated on the number of days such payment is delinquent. Nothing in this Section 9.2 shall prejudice any other rights or remedies available to either party hereunder or at law or equity.

9.3 Place of Royalty Payment and Currency Conversions. Royalties shall be deemed payable by the entity making the Net Sales of the Product from the country in which earned in local currency and subject to foreign exchange regulations then prevailing. Royalty payments to Symyx Tech shall be made in United States dollars to the extent that free conversion to United States dollars is permitted. Any such conversion to U.S. dollars from the currency in the country where such Net Sales occurs shall be made using the exchange rate for conversion of the foreign currency into U.S. Dollars employed by TDCC in the normal course of its business for other commercial transactions on the last business day of the calendar year quarter to which such payment pertains. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as aforesaid, the parties shall consult with a view to finding a prompt and acceptable solution. If

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such royalties due Symyx Tech in any country cannot be remitted to Symyx Tech within * after the end of the calendar year quarter during which they are earned, then TDCC or its Affiliate shall upon request of Symyx Tech deposit the full amount of such unpaid royalties in a bank account in such country in the name of Symyx Tech, provided that if, due to restrictions or prohibitions imposed by national or international authority, TDCC has not received payment for the Products generating the royalty payment obligation, the parties shall consult with a view to finding a timely and acceptable solution.

9.4 Records; Inspection. TDCC and its Affiliates and Symyx shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts (and revenues received from Sublicensees) which are payable by the party under this Agreement. Such books and records shall be kept at a principal place of business of such party, as the case may be, for at least * following the end of the calendar year quarter to which they pertain. Such records will be open for inspection during such * period by a public accounting firm to whom the party having the books and records has no reasonable objection, solely for the purpose of verifying royalty reports provided pursuant to Section 9.1. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this Section 9.4 shall be at the expense of party initiating the audit, unless a variation or error producing an increase in the payment due exceeding * of the amount stated for any period covered by the inspection is established in the course of any such inspection, whereupon all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid promptly by the party audited together with interest thereon from the date such payments were due at the lesser of (i) * or (ii) the maximum rate permitted by law. The public accounting firm employees shall sign a reasonable confidentiality agreement as a condition precedent to their inspection, and shall report to the party initiating the audit only that information which would be contained in a properly prepared royalty report. The party initiating the audit shall hold in strict confidence all information received concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law.

9.5 Tax Matters. All royalty amounts and other payments required to be paid to a party pursuant to this Agreement may be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by applicable law (“Withholding Taxes”). Any Withholding Taxes will be paid to the proper tax authorities and receipts for such payment or other proof of payment will be made available by the paying party to the other party. The parties will exercise diligent efforts to ensure that any withholding taxes imposed are reduced as far as possible under provisions of any treaties applicable.

Article 10

INTELLECTUAL PROPERTY

10.1 Ownership. TDCC shall own any inventions or discoveries conceived and reduced to practice and other intellectual property otherwise developed solely by personnel of TDCC or

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TDCC’s Affiliates in the course of the Research Program and shall also own inventions and discoveries fully conceived (with sufficient specificity that it can be reduced to practice without efforts beyond those efforts that one skilled on the art would reasonably employ) by personnel of TDCC or TDCC’s Affiliates and reduced to practice in the course of the Research Program by Symyx and TDCC consistent with such conception, which pertain to Products (collectively, “TDCC Inventions”). Symyx shall own any inventions or discoveries conceived and reduced to practice and other intellectual property otherwise developed solely by Symyx personnel in the course of the Research Program (“Symyx Inventions”). Except as provided above, TDCC and Symyx shall jointly own any inventions or discoveries conceived and/or reduced to practice in the course of the Research Program where personnel of Symyx and of TDCC have each made inventive contributions to such inventions which would result in them being determined to be joint inventors in accordance with United States patent law (“Joint Inventions”). Program Know-How which is jointly developed but is not deemed to be patentable will be jointly owned. For purposes of this Article 10, “reduced to practice” shall be construed to include an actual reduction to practice or a constructive reduction to practice where the concept is defined in sufficient detail that it may have been reduced to practice by one skilled in the art without excessive efforts beyond those efforts that one skilled in the art would reasonably employ.

10.2 Notice of Inventions and Access to Records of the Research Program. Symyx and TDCC shall report to the relevant Research Committee all inventions relating to Lead Compounds, Derivative Compounds, or Program Technology made in the course of performing the Research Program. During the Program Term and for * thereafter, each of TDCC and Symyx shall make available to the other party upon request research records pertaining to such inventions as may be reasonably required to exercise any rights of a party arising pursuant to this Agreement. Such records and the information disclosed therein shall be deemed Confidential Information of the party providing such records for inspection subject to the obligations and conditions in Article 12. Upon request and tender of payment for the actual cost in providing copies, Symyx and/or TDCC, as appropriate, shall provide to the requesting party legible copies of such records as are reasonably required.

10.3 Jointly Owned IP. Except as otherwise expressly provided in this Agreement, both TDCC and Symyx may use, sublicense, commercialize, or otherwise exploit all jointly-owned Program Technology without the consent of, or obligation to account to, the other party.

10.4 Software; Discovery Tools. Notwithstanding anything herein to the contrary, Symyx shall own (i) all software developed in connection with the Research Program, the development of Discovery Tools System, or the deployment of the Software hereunder during the Program Term, provided that the provisions of Section 5.3 shall govern with respect to Software Customizations, and (ii) all inventions made in connection with the development, manufacture and construction of Discovery Tools Systems hereunder. It is agreed that (i) and (ii) above in this Section 10.4 shall not be Program Technology. The above provisions in this Section 10.4 shall not be applicable to TDCC Improvements or Independent TDCC Research.

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10.5 Patent Prosecution.

10.5.1	Solely-Owned Patents. Each party will be responsible, in its discretion and at its sole expense, for preparing, filing, prosecuting and maintaining patent applications and patents that are owned solely by that party as described in Section 10.1 and 10.4, and conducting any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto.

10.5.2	Jointly-Owned Patents.

(a) Combinatorial Chemistry. Symyx shall have the sole right, in its discretion and at its sole expense, to prepare, file, prosecute and maintain patent applications and patents relating to Joint Inventions owned by TDCC and Symyx which claim Combinatorial Chemistry Technology and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto.

(b) Jointly-Owned Patents Related to Fields. Except as provided in Section 10.5.2 (a), TDCC shall have the first right, in its discretion and at its sole expense, to prepare, file, prosecute and maintain, in consultation with Symyx, patent applications and patents relating to Joint Inventions within the Program Technology in the Fields or pursuant to Section 4.1.2 that (i) relate to the use of Agreement Compounds to make Products in one or more of such Fields or pursuant to Section 4.1.2, or (ii) relate to Products in (or used in) one or more such Fields or pursuant to Section 4.1.2 or (iii) relate to processes for making Products in one or more such Fields or pursuant to Section 4.1.2, in each case that are jointly-owned by TDCC and Symyx, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto. In the event that TDCC does not file, prosecute or maintain, or conduct such other activities described above, with respect to any such patent or patent application that claims the composition or method of use of any Agreement Compound in the Field or pursuant to Section 4.1.2, Symyx will have the right, in its discretion, to assume such activities at its own expense.

(c) Jointly-Owned Patents Outside of the Fields. Except as provided in Section 10.5.2 (a) and (b), Symyx shall have the first right, in its discretion and at its sole expense, to prepare, file, prosecute and maintain, in consultation with TDCC, patent applications and patents relating to Joint Inventions within the Program Technology that are jointly-owned by TDCC and Symyx, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto. In the event that Symyx does not file, prosecute or maintain, or conduct such other activities described above, with respect to any such patent or patent application, TDCC will have the right, in its discretion, to assume such activities at its own expense.

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10.6 Cooperation in Patent Filing. During the Program Term and for * thereafter, TDCC and Symyx shall use reasonable efforts to keep each other informed as to the status of patent matters described in this Article 10 (other than Section 10.4), including without limitation, by providing the other the opportunity to review and comment on patent application drafts providing the basis for Program Patents claiming inventions made in the course of the Research Program a reasonable time in advance of applicable filing dates, and providing the other party with copies of any substantive documents that such party receives from applicable patent offices regarding applications for any Program Patent, and/or applications claiming any Joint Inventions, promptly after receipt, including notice of all official actions, interferences, reissues, re-examinations, oppositions, potential litigation, or requests for patent term extensions. TDCC and Symyx shall each reasonably cooperate with and assist the other at its own expense in connection with such activities, at the other party’s request. The relevant Research Committee, either directly or through a patent committee designated by the Research Committee, will (i) facilitate communication between the parties regarding patents and patent applications arising from inventions made in the course of the Research Program, and (ii) discuss and provide advice on patent strategy related to such patent applications. It is understood and agreed that provisional patent applications may be filed by a party without review and comment in order to obtain the earliest possible filing date, but each party will use commercially reasonable efforts to seek review and comment from the other party prior to filing such provisional patent applications.

10.7 Enforcement.

10.7.1	Notice. Each party shall promptly notify the other party in writing if it becomes aware of any actual or threatened commercially material infringement of the Program Patents by a Third Party.

10.7.2	Inside the Fields. TDCC shall have the initial right, but not the obligation, to take appropriate legal action to enforce any Program Patents against any infringement within * by any Third Party, at its sole cost and expense. If, within * following receipt of notice from Symyx of any such infringement of a jointly-owned, issued patent, TDCC does not take such action to halt such infringement or notify Symyx of action it proposes to take to abate patent infringement in a commercially reasonable period, Symyx shall, in its sole discretion, have the right, but not the obligation to take such action at its sole expense.

10.7.3

Other Infringement. In the event of an actual or threatened infringement by a Third Party of a Program Patent that is solely owned by TDCC, TDCC shall have the sole right, but not the obligation, to take appropriate legal action to enforce such Program Patent against infringements by Third Parties, as TDCC determines and at its expense. Except as otherwise provided in Section 10.7.2, in the event of an actual or threatened infringement by a Third Party of a Program Patent that is solely owned by Symyx, or jointly by TDCC and Symyx, Symyx shall have the sole right, but not the obligation, to take appropriate legal action to enforce such Program Patent against infringement by Third Parties, as Symyx determines in its

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discretion and at its expense. It is understood that Symyx may authorize one or more Third Parties to enforce patents against infringements outside of the Fields.

10.7.4	Cooperation; Costs and Recoveries; Settlements. Each party agrees to use commercially reasonable efforts to render such assistance in the enforcement activities described in Sections 10.7.2 and 10.7.3 as the enforcing party may reasonably request. Costs of maintaining any such action and damages recovered therefrom shall be paid by and belong to the party bringing the action; provided, however, that any recovery by TDCC under Section 10.7.2 in excess of * shall be divided * to TDCC and * to Symyx. If TDCC consents to a sublicense to any Third Party, which consent it shall not be required to give, who, but for the sublicense, would be infringing a claim of an issued patent in the Program Technology, TDCC shall be entitled to receive all running royalties payable by such Third Party but such revenue received in excess * shall be included as a part of revenues received from Sublicensees as set forth in Section J2.1(iv) or J3.1 of Exhibit J. Neither Symyx nor TDCC shall settle without the consent of the other party a dispute with a Third Party regarding infringement of a Program Patent except to the extent that such rights could have been granted as a permitted license or sublicense without the consent of the other party.

10.8 Third Party Claims of Infringement. If the manufacture, use or sale of any Product pursuant to this Agreement because of the practice of the Program Technology results in any claim, suit or proceeding alleging patent infringement against Symyx or TDCC (or its Affiliates or Sublicensees), such party shall promptly notify the other party hereto in writing setting forth the facts of such claims in reasonable detail. Each party agrees to use commercially reasonable efforts to render assistance to the other party in defending such claims of infringement as the defendant may reasonably request. The defendant shall have the * right and obligation to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice; provided, however, it shall not enter into any settlement which admits or concedes that any Program Patent is invalid or unenforceable, without the prior written consent of the other party, which shall not be unreasonably withheld. The defendant shall keep the other party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding.

Article 11

COMMERCIALIZATION

11.1 Due Diligence. TDCC shall use commercially reasonable efforts to develop and commercialize Agreement Compounds and Products which in TDCC’s sound business judgment can be profitably implemented. It is understood and agreed that such “commercially reasonable efforts” shall mean efforts generally equivalent to the efforts TDCC uses with regard to its other similar products (lower case) of comparable value, risk and patent protection to develop and commercialize Products. Specific diligence parameters will include TDCC utilizing its knowledge of chemical and polymer markets to identify suitable concepts for Products and market opportunities.

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11.2 Acquisition of Rights by Symyx Tech. In the event that TDCC determines it will not commercialize on its own or by license to Third Parties or Affiliates of TDCC one or more discrete, specified chemical entities that were identified as Lead Compounds to manufacture one or more specified Products with respect to one or more Fields, TDCC shall notify Symyx Tech in writing. Symyx Tech shall for a period of * from the receipt of such notification have the option, on written notice to TDCC, to obtain an exclusive, worldwide right under TDCC’s interest in Program Technology and at TDCC’s discretion, improvements or modifications made by TDCC to such Program Technology for such Lead Compounds to be used to manufacture, use and sell the specified Products, on * terms *. Symyx Tech’s option rights under this Section 11.2 will not be applicable to the extent that, and only for so long as, TDCC’s decision not to commercialize a particular Lead Compound is a result of its active pursuit of the commercialization of another Agreement Compound under this Agreement or the CRLA with respect to either the same Product or a Product that would compete commercially with such Product.

11.3 Reports. During the term of this Agreement, TDCC shall, at the written request of Symyx Tech, provide Symyx Tech with written * reports within * of * providing a summary of the status of the research and development activities conducted with respect to Products and Agreement Compounds. In addition, * times during the term that royalties may be payable, Symyx Tech may request special reports that provide a summary of the status of the research and development activities conducted with respect to Products and Agreement Compounds. TDCC will provide these special reports within * of notification. The reports as described in this Section 11.3 shall contain sufficient information to allow Symyx Tech to monitor TDCC’s compliance with this Agreement. In addition, the parties shall at Symyx’s request engage in quarterly confidential consultations with respect to the status of TDCC’s efforts to develop and commercialize Agreement Compounds and Products during the Program Term and for * thereafter, and at Symyx’s request, * during the remaining period that royalty payments may be due to Symyx Tech. Any information to be provided to Symyx Tech may be subject to enhanced secrecy obligations to be negotiated. All reports and information provided under this Section 11.3 shall be deemed Confidential Information of TDCC.

Article 12

CONFIDENTIALITY

12.1 Confidentiality. Except as otherwise expressly provided herein, the parties agree that, until the later of: (i) * from the Effective Date of the Agreement, or (ii* from the end of the Program Term, the receiving party shall not, except as expressly provided in this Article 12, disclose to any Third Party or use for any purpose, any Confidential Information furnished to it by the disclosing party pursuant to this Agreement, except in each case to the extent that it can be established by the receiving party by competent proof that such information:

(a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

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(c) became generally available to the public or otherwise part of the public domain after it disclosure and other than through any act or omission of the receiving party in breach of this agreement;

(d) was independently developed by the receiving party without use of, or reference to, the other party’s confidential information, as demonstrated by documented evidence; or

(e) was disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party authorized and entitled to disclose such information to others.

Confidential Information shall not be considered within the above exceptions merely because the Confidential Information is embraced by more general information within the exceptions. Any combination of features of Confidential Information shall not be considered within the above exceptions merely because individual features, as opposed to the combination itself and its principles of operation, are within the exception. Program Know-How to the extent that it is exclusively licensed to TDCC pursuant to Section 4.1 shall be treated by Symyx as if it were Confidential Information disclosed to it by TDCC for purposes of Sections 12.1, 12.2, 12.4 and 12.5.

12.2 Permitted Use and Disclosures. Each party hereto may (i) use Confidential Information disclosed to it by the other party in conducting the Research Program or otherwise performing their obligations hereunder, and (ii) use or disclose Confidential Information disclosed to it by the other party to the extent such use and disclosure is reasonably necessary in (A) exercising the rights and licenses granted hereunder, (B) prosecuting or defending litigation, (C) complying with applicable stock market rules, laws, governmental regulations or court orders or submitting mandatory information to tax or other governmental authorities, (D) filing and prosecuting patent applications, subject to consultation with the disclosing party as to the content of such patent applications prior to filing other than as set forth in Section 10.6, or (E) making a permitted sublicense or otherwise exercising license rights expressly granted pursuant to this Agreement. TDCC and Symyx shall not (and agree that their Affiliates shall not) disclose Confidential Information received from the other party under this Agreement as permitted by 12.2(ii)(A) or (E), except pursuant to an agreement of confidentiality with terms reasonably equivalent to those applicable to the party to this Agreement that received the information from the other. If a party to this Agreement is required to make any disclosure pursuant to 12.2(ii)(B), (C) or (D) of Confidential Information received, it will give reasonable advance notice to the other party to this Agreement and will use reasonable efforts to secure confidential treatment of such information (whether through protective order or otherwise), except to the extent inappropriate in the case of patent applications.

12.3 Nondisclosure of Terms. Each of the parties hereto agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, except to such party’s attorneys, advisors, investors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof either: (i) in connection with exercising the rights and licenses granted hereunder, or prosecuting or

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defending litigation, (ii) in connection with negotiation of a sublicense, manufacture or sale of a Product or an Agreement Compound, or (iii) to the extent required by law. Notwithstanding the foregoing, the parties shall agree upon a press release to announce the execution of this Agreement or developments under this Agreement, and Symyx and TDCC may each thereafter disclose to Third Parties the information contained in such press release without the need for further approval by the other.

12.4 Publication of Results. Any manuscript or other public disclosure by Symyx or TDCC describing the scientific results of the Research Program to be published within the Program Term, or within * after the end of the Program Term, shall be provided to the other party for review at least * prior to its submission, except that patent applications which may be published shall be subject only to the review described in Section 10.6. Further, to avoid the loss of patent rights as a result of premature public disclosure of patentable information, the reviewing party may, within * of receiving such a proposed disclosure, notify the publishing party in writing that the reviewing party desires to file a patent application on any invention disclosed in such scientific results, in which case the publishing party shall withhold publication or disclosure of such scientific results until the earlier of (i) the time the patent application is filed thereon, (ii) the time the parties both determine, after consultation, that no patentable invention exists, or (iii) * after the publishing party received notice of the reviewing party’s desire to file such patent application. Further, if such scientific results contain Confidential Information of the reviewing party that is subject to the use and nondisclosure restrictions under this Article 12, the publishing party agrees to remove such Confidential Information from the proposed publication or disclosure.

12.5 Procedure. Upon request of the party disclosing the Confidential Information, providing Software or having an exclusive license of Program Know-How, the other party will provide reasonable information concerning practices and procedures it has established to avoid breach of obligations in this Article 12 or under the exclusive licenses granted by this Agreement.

Article 13

REPRESENTATIONS AND WARRANTIES

13.1 TDCC’s Representations. TDCC represents and warrants that: (i) it has the right and authority to enter into this Agreement and to fully perform its obligations hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms, (iii) it has not previously granted, and during the term of this Agreement will not knowingly make any commitment or grant any rights that conflict in any material way with the rights and obligations set forth herein and (iv) it has the right to extend the rights granted by it in this Agreement.

13.2 Symyx Tech’s Representations. Symyx Tech represents and warrants that: (i) it has the right and authority to enter into this Agreement, and to fully perform its obligations hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (iii) it has not previously granted, and during the term of this Agreement will not knowingly make any commitment or grant any rights that conflict in any material way with the rights

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and obligations set forth herein; (iv) it has the right to extend the rights granted by it in this Agreement; and (v) to the best of its knowledge as of the Effective Date, there are no existing or threatened actions, suits or claims pending against it with respect to the Confidential Information, Combinatorial Chemistry Technology or Library Compounds to be used in the Research Program, or Symyx Combinatorial Patent Rights, Software or Discovery Tools Systems set forth on Exhibit H.

13.3 Symyx DTools Representations. Symyx DTools represents and warrants that: (i) it has the right and authority to enter into this Agreement, and to fully perform its obligations hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (iii) it has not previously granted, and during the term of this Agreement will not knowingly make any commitment or grant any rights that conflict in any material way with the rights and obligations set forth herein; (iv) it has the right to extend the rights granted by it in this Agreement; and (v) to the best of its knowledge as of the Effective Date, there are no existing or threatened actions, suits or claims pending against it with respect to the Software or Discovery Tools Systems set forth on Exhibit H.

13.4 Disclaimer. TDCC and Symyx specifically disclaim any representation, warranty or guarantee that the Research Program will be successful, in whole or in part. It is understood that the failure of the parties to successfully synthesize, discover, identify or optimize Agreement Compounds in the course of the Research Program or develop Discovery Tools Systems shall not by itself constitute a breach of any representation or warranty or other obligation under this Agreement or a failure to meet Annual Program Goals; provided, however, it is understood and agreed that the foregoing shall not be construed so as to relieve either party from its obligation under this Agreement to perform research activities in the Research Program. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SYMYX AND TDCC MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROGRAM TECHNOLOGY, INFORMATION DISCLOSED HEREUNDER, LIBRARY COMPOUNDS, AGREEMENT COMPOUNDS, OR PRODUCTS, AND HEREBY EXPRESSLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF ANY PROGRAM TECHNOLOGY, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Article 14

INDEMNIFICATION

14.1 TDCC. TDCC agrees to indemnify, defend and hold harmless Symyx and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Symyx Indemnitees”) from and against any losses, costs, reasonable expense from lost time of Symyx employees, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly out of or in connection with Third Party (including TDCC employees and TDCC independent contractors) claims, suits, actions, demands or judgments, including without limitation, personal injury, product liability, patent infringement and trade secret misappropriation

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matters, suits, actions or demands relating to *, except, in each case, to the extent such Liabilities result from *. The obligation to indemnify as set forth in this Section 14.1: (a) shall apply regardless of any insurance coverage of the indemnifying party and (b) shall apply when the Third Party asserting the claim, suit, action, demand or judgment under this Section 14.1 is a party providing insurance to the indemnifying party.

14.2 Symyx. Symyx agrees to indemnify, defend and hold harmless TDCC, its Affiliates and Sublicensees and their respective directors, officers, employees, agents and their respective heirs and assigns (the “TDCC Indemnitees”) from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly out of or in connection with Third Party (including Symyx employees and Symyx independent contractors) claims, suits, actions, demands or judgments, including without limitation, personal injury, product liability, patent infringement and trade secret misappropriation matters, suits, actions, or demands relating to*; and except, in each case, to the extent such Liabilities result from *. The obligation to indemnify as set forth in this Section 14.2: (a) shall apply regardless of any insurance coverage of the indemnifying party and (b) shall apply when the Third Party asserting the claim, suit, action, demand or judgment under this Section 14.2 is a party providing insurance to the indemnifying party.

14.3 Procedure. In the event that any “Indemnitee” (either a TDCC Indemnitee as described in Section 14.2 or a Symyx Indemnitee as described in Section 14.1) intends to claim indemnification under this Article 14 it shall promptly notify the other party in writing of such alleged Liability. The indemnifying party shall have the right to control the defense thereof with counsel of its choice that is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense for any reason. The affected Indemnitee shall give reasonable cooperation to the indemnifying party and its legal representatives in the investigation of any action, claim or liability covered by this Article 14. The indemnification under this Article 14 shall not apply to amounts paid by an Indemnitee in settlement of any Liabilities if such settlement is effected without the consent of the indemnifying party, which consent shall not be withheld unreasonably. The failure of the Indemnitee to deliver notice to the indemnifying party within a reasonable time after commencement of a claim or action, if prejudicial to the ability to defend such claim or action, shall relieve the indemnifying party of any liability under this Article 14 to the extent of such prejudice. The indemnifying party will not be liable to pay legal costs and attorney’s fees incurred by the Indemnitee in establishing its claim for indemnification.

Article 15

TERM AND TERMINATION

15.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect through the end of the Program Term, subject to survival of rights as provided in Section 15.7 and rights that may continue under Section 5.11, Section 6.6 or Section 15.6.

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15.2 Breach.

15.2.1	Termination for Breach. In the event that either party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for * after written notice thereof was provided by the non-breaching party, the non-breaching party may elect to terminate only that portion of the Agreement to which the breach pertains, if the breach relates only to one of the Research Program, the Discovery Tools Systems or the Software, upon written notice to the other party clearly stating the non-breaching party’s election. Termination shall have the effects set forth in Section 15.6. Termination of the portion of the Agreement involved in the breach shall become effective at the end of such * period unless the breaching party (or any other party on its behalf) has cured any such breach or default prior to the expiration of the * period or the non-breaching party elects not to terminate the Research Program, work on the Discovery Tools Systems or the Software Deployment Plan, as applicable. In the event that TDCC has materially breached this Agreement solely with respect to an Agreement Compound or Product within a specific Field, Symyx shall only be entitled to terminate this Agreement with respect to such Field as a result of such breach and the remaining licenses granted to TDCC and to Symyx hereunder shall remain in effect, subject to all the terms and conditions of this Agreement. Any dispute as to whether or not a material breach or default has occurred or has been timely cured or the scope of such breach shall be subject to dispute resolution in accordance with Section 16.18.

15.2.2	Other Remedies for Breach. It is understood that in the event that a party has breached or defaulted in performance of any of its obligations hereunder and such breach or default shall have continued for * after written notice thereof was provided to the breaching party by the non-breaching party, the non-breaching party may elect to seek such specific performance and/or monetary damages or rescission as the non-breaching party may be entitled at law or equity, if any, pursuant to Section 16.18.

15.3 Termination for Insolvency. If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization, dissolution, liquidation or winding-up of such party, which proceedings, if involuntary, shall not have been dismissed within * after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within * thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination or in the event Symyx is involved in insolvency proceedings during the Program Term, TDCC may elect to terminate the Research Program, work on Discovery Tools Systems and/or the Software Deployment Plan, but not the Agreement upon notice to Symyx. Termination shall have the effects set forth in Section 15.6.

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15.4 Symyx Tech or Symyx DTools Change of Control. In the event that during the Program Term, a company listed in Part 2 of Exhibit D or a successor in interest or Affiliate of a company listed in Part 2 of Exhibit D enters into substantive negotiations with Symyx Tech or an Affiliate to acquire ownership of Symyx Tech or Symyx DTools or substantially all of the assets of Symyx Tech related to either the Research Program or manufacture of Discovery Tools Systems, Symyx Tech shall promptly give TDCC notice in writing. Notwithstanding anything to the contrary herein, Symyx Tech shall not be obligated to give TDCC notice in violation of any applicable law or regulations. In the event that greater than * of the outstanding shares of Symyx Tech’s or Symyx DTools’ voting stock is acquired, directly or through its subsidiaries, by a company listed in Part 1 of Exhibit D (or a successor in interest to or Affiliate of a company listed in Part 1 of Exhibit D), TDCC shall have the right to terminate the Research Program, the Discovery Tool Systems work and/or the Software Deployment Plan immediately upon written notice to Symyx Tech, provided that the above shall not be applicable with respect to an acquisition of the voting stock of Symyx DTools in the event Symyx Tech assumes in writing all of the obligations of Symyx DTools under this Agreement and owns or controls the assets sufficient to fully perform these obligations to the same extent as Symyx DTools. Termination shall have the effects set forth in Section 15.6. In addition, in such event, TDCC’s obligations pursuant to Sections 11.2 and 11.3 shall terminate.

15.5 Performance. In the event Symyx has failed to achieve more than * of the Annual Program Goals, as established pursuant to Section 3.5, for * of the Program Term for one or more of either the Research Program, Software Deployment Plan or the Discovery Tools Systems, as evidenced by the written documentation generated during the normal course of this Agreement, TDCC shall notify Symyx no later than *, provided that TDCC’s actions up to that point in time are not a substantial cause of Symyx’s failure to achieve more than * of the Annual Program Goals for * of the Research Program. TDCC and Symyx shall both use reasonable commercial efforts to determine how to remedy the failure for * from such notice, and then Symyx shall have the option of adding personnel and other resources, at its own expense, to cure such failure within * thereafter. If Symyx does not cure within this additional period, but substantial progress has been made, TDCC may at its sole option, grant to Symyx by written notice an additional period of * to cure such failure. If after the period to cure, including any extension granted by TDCC, there continue to be material parts of the Annual Program Goals that have not been achieved, TDCC may elect to (a) negotiate a mutually agreeable, narrower, more limited scope for the Research Program, Software Deployment Plan and Discovery Tools Systems for the remainder of the Program Term (provided that neither party shall be obligated to agree to such a more limited scope); or (b) terminate those portions, including payment obligations, of the Research Program, Discovery Tools Systems efforts, and Software Deployment Plan that have not been timely remedied, upon * notice, provided that TDCC’s actions up to that point in time are not a substantial cause of Symyx’s failure to achieve the Annual Program Goals for * of the Research Program. Termination shall have the effects set forth in Section 15.6, provided that the parties shall agree in writing within * as to the additional effects of such termination, based on the portion of the Research Program, related Discovery Tools Systems efforts, and Software Deployment Plan that is terminated, consistent with the general principles of Section 15.6.

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15.6 Effect of Termination.

15.6.1	Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release either party hereto from any liability or obligation that, at the time of such termination, has already accrued to the other party or that is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

15.6.2	Return of Confidential Information. Upon any termination of this Agreement, TDCC and Symyx shall promptly return to the other all Confidential Information received from the other party (except one copy of which may be retained for archival purposes and ensuring compliance with the provisions of Article 12), and further except Confidential Information including Program Technology that the party may have a license to continue to use after termination.

15.6.3

Termination of the Research Program, Work on Discovery Tools Systems and/or Software Deployment Plan. In the event the Research Program, work on Discovery Tools Systems and/or the Software Deployment Plan is properly terminated as provided in Sections 15.2.1, 15.2, 15.3, 15.4 or 15.5, TDCC shall have no further obligation to make the payments otherwise due to Symyx under Sections 8.1, 8.2, and/or 8.3, as applicable to the portion terminated, following the effective date of such termination, provided that TDCC shall pay all costs of the Research Program and/or the Software Deployment Plan through the date of termination (i.e., if the date of termination is prior to a quarterly payment date, TDCC shall pay the prorated amount due for such quarter through the date of termination), and provided further, upon proper termination of work on Discovery Tools Systems, TDCC will notify Symyx it will either: (i) authorize the completion of delivery of any Discovery Tools System in progress pursuant to Article 7 subject to the provisions of this Agreement and the agreement with respect to such Discovery Tools System, (ii) stop any further work on any Discovery Tools System in progress and pay to Symyx DTools *, in which case Symyx shall provide to TDCC all materials constituting work in progress or completed paid for by TDCC in accordance therewith, or (iii) authorize Symyx to continue work only to a defined point where the materials constituting the work in progress shall then be delivered to TDCC with payment then due as in (ii) above. In the event of termination of the Research Program, the related provisions in this Agreement, including without limitation Section 2.3.1, the second to the last sentence of Section 2.3.3 and Section 2.5, shall terminate. On request from TDCC, Symyx Tech shall engage in an orderly transfer to TDCC of information and data from the Program Technology developed before the effective date of a termination of the Research Program. It is understood and agreed that Symyx shall have the right, in its discretion, to continue research activities in the Field, either on its own or with a Third Party, following

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any such termination, subject to the licenses TDCC retains under Article 4. In the event of a proper termination of the Software Deployment Plan, TDCC may elect to retain for * the rights as provided in Article 5 (other than Section 5.1) to the Software and the Developer’s Kit Software and the IntelliChem Products (if the license provided in Section 5.12 has been granted) as they exist on the date of the termination of the Research Program, without further Software Upgrades or Software Updates or support, provided TDCC continues to be responsible for all payments set forth in Section 8.4; if TDCC does not so elect or at the end of such election, the Software licenses pursuant to Article 5 shall terminate and TDCC and its Affiliates shall immediately discontinue all use of the Software, the Developer’s Kit Software, the IntelliChem Products and all Software Customizations, remove the Software, the Developer’s Kit Software, the IntelliChem Products and all Software Customizations from all workstations, and deliver to Symyx all portions and copies of the Software, the Developer’s Kit Software, the IntelliChem Products and any Software documentation provided by Symyx that may be in their possession. TDCC’s obligations to make payments under Section 8.4 shall end with the termination of the rights under Article 5 to use Software and IntelliChem Products. TDCC’s rights to use Software with Discovery Tools Systems shall not be terminated by termination of the Software Deployment Plan.

15.6.4	Refund of Certain Payments. In the event that the Research Program and/or the Software Deployment Plan is properly terminated pursuant to Section 15.2.1, 15.2, 15.3, 15.4 or 15.5, Symyx will refund to TDCC a pro rata amount of funding paid in advance by TDCC pursuant to Sections 8.1 and/or 8.2, if any, as applicable, for periods after the effective date of termination of the related part of the Agreement.

15.6.5	Licenses. In the event of any termination or expiration of this Agreement or portions thereof as set forth in this Article 15, the licenses and rights set forth in Articles 4 and 10 shall continue in accordance with the terms of this Agreement (including the royalty obligations of this Agreement), except as expressly set forth in Section 15.2.1. Any termination of the Research Program will terminate further work on the Research Program, but does not terminate rights or licenses under Section 4.1, sublicenses in Section 4.2 and rights in Joint Inventions under Section 4.4 with respect to all Program Technology as of or prior to the effective date of such termination. Termination with respect to Discovery Tools Systems terminates work on materials not yet delivered (subject to Section 15.6.3), but TDCC will retain rights under Article 7 with respect to any Discovery Tools Systems delivered prior to termination (or after termination as set forth in Section 15.6.3).

15.6.6

Article 6. The termination of the Research Program, work on Discovery Tools Systems and/or the Software Deployment Plan will not terminate the provisions of Article 6 or the payment obligations of Section 8.5, provided that if the Research Program, work on Discovery Tools Systems and the Software Deployment Plan are

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all properly terminated by TDCC, TDCC also can elect by written notice to Symyx to terminate the provisions of Article 6 and the payment obligations of Section 8.5, subject to the provisions of Section 15.7. In the event the license to the Software continues pursuant to Article 5 after the termination of the provisions of Article 6, it is understood that such license is only for the use of the Software as expressly set forth in Section 5.2, and does not include any other rights in or license to, express or implied, any patents or intellectual property owned or controlled by Symyx (including patents and intellectual property with respect to methods of conducting combinatorial or high throughput research), provided that nothing contained in this Section shall limit the provisions of Section 6.6. Except as set forth in Section 15.7, the provisions of Article 6 and the payment obligations of Section 8.5 shall terminate upon the expiration or proper termination of this Agreement.

15.7 Survival. Sections 2.6, 2.7, 5.7, 5.9, 6.3, 6.6, 6.7, 6.8, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.17, 7.18, 7.19, 7.20, 8.4 (only in accordance with the provisions of Section 5.11), 8.9, 8.10, 8.11, 8.12, 8.13, 13.4, 15.2, 15.3, 15.6, and 15.7 of this Agreement, and Articles 1, 4, 5 (only in accordance with the provisions of Section 5.11), 6 (only in accordance with the provisions of Section 6.5), 9, 10, 11, 12, 14 and 16 (with the exception of Section 16.9), shall survive the expiration or termination of this Agreement.

Article 16

MISCELLANEOUS

16.1 Governing Laws. This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the state of Delaware, without reference to conflicts of laws principles.

16.2 No Implied Licenses. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be created by implication, estoppel or otherwise.

16.3 Waiver. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

16.4 Assignment. This Agreement shall not be assignable by either party to any Third Party without the written consent of the other party hereto, except either party may assign this Agreement, without such consent, to an Affiliate (provided that in the event of such assignment, the assigning party shall remain liable for its obligations hereunder) or to an entity that acquires all or substantially all of the business or assets of the assigning party relating to the subject matter of this Agreement, whether by merger, reorganization, acquisition, sale, or otherwise, subject to Section 15.4. Any purported assignment not permitted by this Section 16.4 shall be void. This Agreement shall be binding upon and accrue to the benefit any permitted assignee, and any such assignee shall agree to perform the obligation of the assignor.

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16.5 Sale of Business Unit. In the event of bona fide arm’s length sale by TDCC to a Third Party of a division or business unit (a “Business Unit Transaction”), the following provisions shall apply: (i) TDCC may, in connection with the Business Unit Transaction, assign to such division or business unit TDCC’s rights in Program Technology in the Field[s] applicable to the business of such division or business unit, subject to the royalty obligations and other provisions set forth herein; (ii) any then-existing Field or Secondary Field applicable to the business of such division or business unit shall no longer be within the Field or Secondary Field and any then-existing research project under this Agreement applicable to such division or business unit shall cease promptly, provided that all Program Technology pre-dating the effective date of such transaction shall remain subject to the applicable licenses set forth in this Agreement; (iii) TDCC may, in connection with the Business Unit Transaction, transfer to such division or business unit any Discovery Tools System that previously had been purchased and licensed by TDCC hereunder, subject to such division or business unit’s agreement to abide by the provisions of Article 7 of this Agreement and any definitive agreement with respect to such Discovery Tools System, and such division or business unit shall be licensed to use such Discovery Tools System to the same extent as TDCC would be so licensed absent the Business Unit Transaction; (iv) TDCC may, in connection with the Business Unit Transaction, transfer to such division or business unit any workflow, instrument or equipment described as set forth in Section 6.6, subject to the division or business unit’s agreement to abide by the provisions of Article 6 of this Agreement, and such division or business unit shall be licensed to use such workflow, instrument or equipment to the same extent as TDCC would be so licensed absent the Business Unit Transaction; (v) other than as set forth in (iv) above, the division or business unit shall have no rights under Article 6 herein absent a separate written agreement between Symyx and the division or business unit; (vi) TDCC may, in connection with the Business Unit Transaction, transfer to such division or business unit a right to use the Software pursuant to Article 5, subject to such division or business unit’s agreement to abide by the provisions of Article 5 of this Agreement, and such division or business unit shall be licensed to use such Software to the same extent as TDCC would be so licensed absent the Business Unit Transaction during the period of time in which TDCC would be so licensed, provided that (1) such right shall only apply to the then-current version of the Software at the time of the Business Unit Transaction (the division or business unit shall have no rights to Software Upgrades, Software Updates, or support from Symyx absent a separate written agreement between Symyx and the division or business unit), (2) such right shall only apply with respect to *, and (3) such right shall apply only to the Software and not to the IntelliChem Products.

16.6 Independent contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint ventures of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

16.7 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER IN ANY WAY FOR ANY INDIRECT, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY NATURE ARISING IN ANY WAY OUT OF THIS AGREEMENT UNDER ANY CAUSE OF ACTION, INCLUDING WITHOUT LIMITATION, LOST BUSINESS, LOST PROFITS, LOSS OF DATA, WORK DELAYS, OR COSTS OF

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PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER FORESEEABLE OR NOT, REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16.8 Representation by Legal Counsel. Each party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the parties agree that no presumption shall exist or be implied against the party that initially drafted such terms and provisions.

16.9 Solicitation of Employees. TDCC and Symyx both agree that they will not, during the Program Term, actively recruit or solicit employment of any scientific or technical personnel of the other party involved in the Research Program or development of catalysts for synthesis of polyolefins. It is understood that the foregoing restriction shall not apply to, or be breached by: (i) advertising open positions, participating in job fairs, and conducting comparable activities to recruit skilled or unskilled help from the general public, or responding to individuals contacted through such methods, (ii) responding to unsolicited inquiries about employment opportunities or possibilities from job placement agencies or other agents acting for unidentified principals, or (iii) responding to unsolicited inquiries about employment opportunities from any individual.

16.10 TDCC Affiliates. It is understood and agreed that TDCC may at its sole discretion fulfill some or all of its obligations by or through its Affiliates, and that TDCC may grant sublicenses under the Program Technology to its Affiliates subject to the terms and conditions of this Agreement. TDCC hereby warrants and guarantees the performance by its sublicensed Affiliates of, and shall remain jointly and severally liable for, all applicable obligations of its Affiliates sublicensed under this Agreement, including without limitation, the payment of applicable royalties.

16.11 Compliance with Laws. In exercising their rights under this license, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including, without limitation, those applicable to the discovery, development, manufacture, distribution, import, use, export and sale of Products or Agreement Compounds pursuant to this Agreement.

16.12 Export Control Regulations. The rights and obligations of the parties under this Agreement, shall be subject in all respects to United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad, including the United States Foreign Assets Control Regulations, Transaction Control Regulations and Export Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, or Office of Export Licensing. Without in any way limiting the provisions of this Agreement, each party hereto agrees that, unless prior authorization is obtained from the Office of Export Licensing, it shall not export, reexport, or transship, directly or indirectly, to any country, any of the technical data disclosed to it by the other party, or any equipment or software, if such export would violate the laws of the United States or the regulations of any

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department or agency of the United States Government. This provision shall survive termination of this Agreement.

16.13 Headings. The captions to the several Sections hereof are not part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

16.14 Notices. All notices, requests and other communications hereunder shall be in writing and shall be hand delivered, or sent by express delivery service with confirmation of receipt, or sent by registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail), in each case to the respective address or facsimile number indicated below.

Symyx:	Symyx Tech or Symyx DTools
3100 Central Expressway
Santa Clara, CA 95051
Attn: President & COO
Fax: (408) 748-0175
w/copy to: Legal Dept. at fax # (408) 773-4029

TDCC:	The Dow Chemical Company
IP Law, 1790 Building
Midland, MI 48674
Attn: Assistant General Counsel, IP
Fax: (989) 636-7592

Any such notice shall be deemed to have been given when received. Either party may change its address or facsimile number by giving the other party written notice, delivered in accordance with this Section.

16.15 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain.

16.16 Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, act of terrorism, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing party and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

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16.17 Complete Agreement. This Agreement with its Exhibits, constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Symyx and TDCC.

16.18 Dispute Resolution. Any dispute under this Agreement that is not settled by mutual consent shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three (3) neutral arbitrators appointed in accordance with said rules, unless the parties agree to conduct such arbitration with a single arbitrator. The arbitration shall be held in Wilmington, Delaware, and the arbitrators shall be independent experts with a background suitable for the matters in dispute. The arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original and a true copy thereof. The costs of arbitration, including administrative and arbitrators’ fees, shall be shared equally by the parties. Each party shall bear its own costs and attorneys’ and witness’ fees. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within * following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion. Any arbitration subject to this Section 16.18 shall be completed within * from the filing of notice of a request for such arbitration. The award shall be final and binding upon the parties hereto. Judgment upon any decision rendered by the arbitrators may be entered by any court having jurisdiction. Within * of the commencement of an arbitration proceeding, the parties shall agree upon a timetable to conduct and complete such proceeding within the * period as specified above.

16.19 TDCC Site Access. Symyx accepts the terms and conditions in Schedule 16.19 and shall obligate its employees and contractors that will provide services under this Agreement, including FTEs and personnel delivering or providing services for Discovery Tools Systems, to agree to comply with the terms of Schedule 16.19 while on the premises of TDCC or its Affiliates.

16.20 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

16.21 Continuation of Rights in Collaboration Agreement. The CRLA, including the rights, licenses and obligations set forth therein, shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

THE DOW CHEMICAL COMPANY	SYMYX TECHNOLOGIES, INC.

By:	By:

Title:	Title:

Date:	Date:

SYMYX DISCOVERY TOOLS, INC.

By:

Title:

Date:

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A: Fields
Exhibit B: Secondary Fields
Exhibit C: Procedure for Lead Compound Identification
Exhibit D: Company List
Exhibit E: Direct Chemical Modification
Exhibit F: List for Initial Chemistry FTEs for *
Exhibit G: Software Deployment Plan
Exhibit H: Discovery Tools Systems
Exhibit I: Exclusions from Symyx Combinatorial Patents
Exhibit J: Royalties
Exhibit K: Procedure for Transfer of Symyx Combinatorial Know-How
Exhibit L: Selected Definitions

Schedule 2.1 Template for Research Plan
Schedule 16.19 Access to TDCC Property

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EXHIBIT A

FIELDS

*

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EXHIBIT B

SECONDARY FIELDS

*

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EXHIBIT C

PROCEDURE FOR LEAD COMPOUND IDENTIFICATION

1. At such time as Symyx Tech has identified a Library Compound which it believes may meet the established criteria for a Lead Compound in a particular activated Field or Research Plan it shall provide the data and results supporting such conclusion to the Research Committee. Examples of target criteria for Lead Compounds are set forth in the Lead Compound Criteria Section of the Research Plan.

2. Following the identification of any potential Lead Compound, at TDCC’s request, Symyx Tech shall prepare and deliver to TDCC reasonable * quantities of such potential Lead Compound, which TDCC shall use in confirming whether such potential Lead Compound meets the applicable lead criteria. Symyx Tech will use commercially reasonable efforts to provide quantities in such amounts as the Research Committee may determine is reasonably required by TDCC for testing, and will notify TDCC if it is not commercially reasonable to provide such quantities to TDCC, in which case the parties agree to meet and discuss how to proceed with respect to such Lead Compound.

3. The Research Committee shall review the results provided by TDCC with respect to a potential Lead Compound, and if the Research Committee determines that such results indicate that the applicable lead criteria have been satisfied, then such Library Compound shall be deemed to be a Lead Compound for all purposes of this Agreement.

4. In the event that the Research Committee requests further information or the conduct of further studies to confirm whether a potential Lead Compound meets the applicable lead criteria, Symyx Tech and TDCC shall use commercially reasonable efforts to prepare any such information and conduct such studies.

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EXHIBIT D

COMPANY LIST

*

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EXHIBIT E

DIRECT CHEMICAL MODIFICATION*

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EXHIBIT F

FTE List for *

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EXHIBIT G

Software Deployment Plan

*

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EXHIBIT H

Discovery Tools Systems

*

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EXHIBIT I

Exclusions from Symyx Combinatorial Patent Rights

*

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EXHIBIT J

Royalties

*

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EXHIBIT K

Procedure for Transfer of Symyx Combinatorial Know-How

*

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EXHIBIT L

Selected Definitions

*

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*

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SCHEDULE 2.1

TEMPLATE FOR RESEARCH PLAN

1.	Project Name:

2.	Research Plan Effective Date:

3.	Project Description and Scope:

a.	Anticipated duration of Research Plan

b.	Description and Objectives:

c.	Project Scope/Technical Background

d.	Key Personnel

e.	Anticipated Number of Symyx FTEs

f.	Criteria for identifying a Lead Compound (if applicable):

4.	Research Committee members:

a.	Symyx:

b.	TDCC:

5.	Symyx responsibilities:

6.	Dow responsibilities:

7.	Initial Annual Program Goals:

8.	How Royalty Rate is to be determined (if applicable):

9.	Scope of “Limited Immunity” under Section 4.1.3 (if applicable):

10.	Will Discovery Tools System be developed?

a.	If yes, is it expected this Discovery Tools System will be delivered to TDCC

b.	If Discovery Tools System will be delivered, will all or a defined module of this be a Newly Developed Discovery Tools System? If yes, describe that portion

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Schedule 16.19

TDCC PROPERTY ACCESS TERMS AND CONDITIONS

SAFETY AND SECURITY: In the event that under this Agreement consultations, Software deployment, Discovery Tools System services, or other services (“Services”) are provided on property of TDCC or its Affiliates (“TDCC or Affiliate Property”), Symyx agrees that any and all Services provided on TDCC or Affiliate Property shall be performed in accordance with the terms and conditions of the applicable TDCC or Affiliate Property’s rules and procedures, provided that such rules and procedures are provided to Symyx in advance. Symyx shall comply with any other plant site or office rules and procedures for the locations at which Symyx will provide Services, provided that such rules and procedures are provided to Symyx in advance. In event of any changes in applicable rules and procedures for TDCC or Affiliate Property or TDCC or its Affiliate offices, TDCC shall notify Symyx. In addition, Symyx shall establish reasonable procedures to monitor and maintain records of all recordable injuries or illnesses (as defined by any government entity) occurring to Symyx employees and independent contractors (“Symyx Personnel”) while performing Services that are made known to Symyx. Symyx shall provide copies of such records to TDCC upon request.

*

SYMYX EMPLOYEE AGREEMENT: Symyx shall take all reasonable steps to inform its personnel and independent contractors of Symyx’s obligations under this Agreement. Symyx shall require Symyx Personnel given access to TDCC Confidential Information to sign an agreement in the same form as Symyx regularly requires its employees to sign to insure confidentiality of information.

COMPUTER ACCESS: Symyx Personnel to be given access to a TDCC computer system will comply with TDCC’s reasonable terms and conditions for such access as provided to Symyx and shall confirm compliance in writing, if requested by TDCC.

RIGHT OF INSPECTION: TDCC reserves the right to inspect any documents, vehicle or container entering or leaving its premises, and the right to conduct on its property unannounced inspections and searches of, including but not limited to, the work place, lunchrooms, offices, control rooms, lockers, briefcases, baggage, purses, desks, toolboxes, clothing and vehicles for the purpose of discovering violations of any applicable TDCC policies.

INDEMNIFICATION: The indemnification obligations of Symyx to TDCC in Section 14.2 shall apply to claims, suits, actions, demands or judgments of Symyx Personnel arising under this Agreement.

*

* = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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